UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Match Group, Inc.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 1, 2023
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Match Group, Inc., which will be held on Thursday, June 22, 2023, at 4:30 p.m., Eastern Time at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.
At the Annual Meeting, stockholders will be asked to: (1) elect three directors, (2) approve, on a nonbinding advisory basis, the compensation paid to our named executive officers in 2022 and (3) ratify the appointment of Ernst & Young as Match Group’s independent registered public accounting firm for the 2023 fiscal year. Match Group’s Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of Match Group and its stockholders. The Board recommends a vote consistent with the Board’s recommendation for each proposal.
It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously submitted your vote.
I look forward to greeting those of you who will be able to attend the meeting.
Sincerely,
Bernard Kim ("BK")
Chief Executive Officer
8750 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75231 214.576.9352 www.mtch.com

MATCH GROUP, INC.
8750 North Central Expressway, Suite 1400
Dallas, Texas 75231
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
Match Group, Inc. (“Match Group” or the “Company”) is making this proxy statement available to holders of our common stock in connection with the solicitation of proxies by Match Group’s Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, June 22, 2023, at 4:30 p.m., Eastern Time at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to:
1.    elect three members of our Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2026 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);
2.    hold an advisory vote on executive compensation (the “say on pay vote”);
3.    ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year; and
4.    to transact such other business as may properly come before the meeting and any related adjournments or postponements.
Match Group’s Board of Directors has set April 24, 2023 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.
As permitted by applicable Securities and Exchange Commission rules, on or about May 1, 2023, we first mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2022 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.
Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.
By order of the Board of Directors,
Jared F. Sine
Chief Business Affairs and Legal Officer and Secretary
May 1, 2023

PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:    Why did I receive a Notice of Internet Availability of Proxy Materials?
A:    In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to deliver this proxy statement and our 2022 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2022 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.
The Notice, our proxy materials and our 2022 Annual Report on Form 10-K are being mailed on or about May 1, 2023 to stockholders of record as of the close of business on April 24, 2023. This proxy statement and our 2022 Annual Report on Form 10-K will also be available at www.proxyvote.com beginning on May 1, 2023. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.
Q:    Can I vote my shares by filling out and returning the Notice?
A:    No. However, the Notice provides instructions on how to vote your shares by way of completing and submitting your proxy online or by phone, by requesting and returning a written proxy card by mail or by submitting a ballot in person at the Annual Meeting.
Q:    Who is entitled to vote at the Annual Meeting?
A:    Holders of common stock of Match Group, Inc. (“Match Group” or the “Company”) as of the close of business on April 24, 2023, the record date for the Annual Meeting established by Match Group’s Board of Directors (the “Board”), are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.
At the close of business on April 24, 2023, there were 278,455,869 shares of Match Group common stock outstanding and entitled to vote. Holders of Match Group common stock are entitled to one vote per share.
Q:    What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:    If your Match Group shares are registered in your name, you are a stockholder of record. If your Match Group shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.
You may examine a list of the stockholders of record at the close of business on April 24, 2023 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our Dallas offices, located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. This list will also be made available at the Annual Meeting.
Q:    What are the quorum requirements for the Annual Meeting?
A:    The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total voting power entitled to vote by holders of Match Group common stock at the Annual Meeting constitutes a quorum. Shares of Match Group common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.
Q:    What matters will Match Group stockholders vote on at the Annual Meeting?
A:    Match Group stockholders will vote on the following proposals:
•    Proposal 1—to elect three members of Match Group’s Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2026 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from Match Group’s Board of Directors);
•    Proposal 2—to hold an advisory vote on executive compensation (the “say on pay vote”);

•    Proposal 3—to ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year; and
•    to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.
Q:    What are my voting choices when voting for director nominees and what votes are required to elect director nominees to Match Group’s Board of Directors?
A:    You may vote in favor of a director nominee, against that director nominee or abstain from voting as to the director nominee.
The election of each of our director nominees requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter. Our bylaws provide that any incumbent nominee who does not receive the votes required for reelection, shall promptly tender their resignation, and that the Board shall then decide, through a process managed by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.
The Board recommends that our stockholders vote FOR the election of each of the director nominees.
Q:    What are my voting choices when voting on the advisory say on pay proposal and what votes are required to approve this proposal?
A:    You may vote in favor of the advisory proposal, against the advisory proposal or abstain from voting on the advisory proposal.
The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.
Q:    What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year and what votes are required to ratify this appointment?
A:    You may vote in favor of the ratification, against the ratification or abstain from voting on the ratification.
The ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year.
Q:    Could other matters be decided at the Annual Meeting?
A:    As of the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.
If any other matters are properly presented at the Annual Meeting for consideration, the three Match Group officers who have been designated as proxies for the Annual Meeting, Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar, will have the discretion to vote on those matters for stockholders who have submitted their executed proxy.
Q:    What do I need to do now to vote at the Annual Meeting?
A:    Match Group’s Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares in any of the following three ways:
•    Submitting a proxy online: Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, June 21, 2023;
•    Submitting a proxy by telephone: Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, June 21, 2023; or

•    Submitting a proxy by mail: If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If you were a stockholder of record on April 24, 2023, or if you have a legal proxy from your broker, bank or other holder of record identifying you as a beneficial owner of Match Group shares as of that date, you may vote in person at the Annual Meeting. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.
For Match Group shares held in street name, holders may submit a proxy online or by telephone if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from Match Group or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.
Q:    If I hold my Match Group shares in street name, will my broker, bank or other holder of record vote these shares for me?
A:    If you hold your Match Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or other holder of record in their discretion depends on the type of item being considered for a vote.
Non-Discretionary Items. The election of directors and the advisory say on pay proposal are non-discretionary items and may not be voted on by your broker, bank or other holder of record absent specific voting instructions from you. If your bank, broker or other holder of record does not receive specific voting instructions from you, a “broker non-vote” will occur in the case of your shares of Match Group common stock for these proposals.
Discretionary Items. The ratification of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions may vote on this proposal in their discretion.
Q:    What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?
A:    Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the voting power present at the Annual Meeting and entitled to vote on the matter, including the election of directors, the advisory say on pay proposal and the auditor ratification proposal. Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:
•    submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting. Online and telephone proxy voting are available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, June 21, 2023;
•    delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or
•    attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See the question below for further details.
To change your vote or revoke your proxy, follow the instructions provided on the Notice or the proxy card to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your shares through a broker, bank or other holder of record, follow the instructions that you receive from your broker, bank or other holder of record if you wish to change your vote or revoke your proxy.

Q:    Who can attend the Annual Meeting, and what are the rules for admission at the meeting?
A:    Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. If you are a stockholder of record, you may bring the top half of your proxy card or your Notice to serve as your admission ticket and proof of stock ownership. If you hold your shares in street name, you may bring your Notice or voting instruction form (or a copy thereof) to serve as your admission ticket and you will be required to present proof of ownership to be admitted into the meeting. Acceptable proof of ownership includes a recent brokerage statement or a legal proxy or letter from your broker, bank or other holder of record evidencing your beneficial ownership of Match Group shares as of April 24, 2023.
No cameras, recording equipment, large bags or packages will be permitted at the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices for any reason during the Annual Meeting is strictly prohibited.
Q:    What if I do not specify a choice for a matter when returning a proxy?
A:    If you do not give specific instructions, proxies that are signed and returned will be voted in accordance with the Board's recommendations, meaning they will be voted FOR the election of all director nominees, FOR the advisory say on pay proposal and FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2023 fiscal year.
Q:    How are proxies solicited and who bears the related costs?
A:    Match Group bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of Match Group may solicit proxies from stockholders by telephone, e-mail, letter, facsimile or in person. Following the initial mailing of the Notice and proxy materials, Match Group will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of Match Group common stock and to request authority for the exercise of proxies. In such cases, Match Group, upon the request of these holders, will reimburse these parties for their reasonable expenses.
Q:    What should I do if I have questions regarding the Annual Meeting?
A:    If you have any questions about the Annual Meeting, the various proposals to be voted at the Annual Meeting, would like to obtain directions to attend the Annual Meeting and vote in person, or would like copies of any of the documents referred to in this proxy statement, contact Match Group Investor Relations at IR@match.com.
PROPOSAL 1—ELECTION OF DIRECTORS
Proposal and Required Vote
The following nominees have been selected by the Nominating Committee of Match Group’s Board of Directors and approved by the Board for submission to our stockholders, each to serve a three-year term expiring at the annual meeting of Match Group’s stockholders in 2026 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board):
•    Sharmistha Dubey;
•    Ann L. McDaniel; and
•    Thomas J. McInerney.
Information concerning the director nominees, all of whom are incumbent directors of Match Group, appears below. Although management does not anticipate that any of these director nominees will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board upon recommendation of the Nominating Committee, or the Board may reduce its size.
The election of each of our director nominees requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting or represented by proxy and entitled to vote.
The Board recommends that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees and Other Board Members
Background information about each director nominee and other directors serving unexpired terms is set forth below, including information regarding the specific experiences, characteristics, attributes and skills that the Nominating Committee and the Board considered in determining that each director should serve on the Board, and which the Nominating Committee and the Board believe provide Match Group with the perspective and judgment needed to guide, monitor and execute its strategies.
Nominees for election at the Annual Meeting to a term expiring in 2026:
Sharmistha Dubey, age 52, has been a director of Match Group since September 2019. Ms. Dubey has served as an Operating Partner of Advent International, a global private equity investing firm, since October 2022. Prior to that time, Ms. Dubey served as Chief Executive Officer of Match Group from March 2020 to May 2022. Prior to that, Ms. Dubey served as President of Match Group from January 2018, as Chief Operating Officer of Tinder from February 2017 to January 2018 and as President of Match Group Americas, where she oversaw the product and business operations for North American dating properties, including the Match U.S. brand, Plenty Of Fish, OkCupid and Match Affinity Brands, from December 2015 to January 2018. Prior to that, she served in multiple roles within the Company: Chief Product Officer of The Princeton Review and Tutor.com from July 2014 to December 2015; Executive Vice President of Tutor.com from April 2013 to July 2014; Chief Product Officer of Match.com from January 2013 through April 2013 and Senior Vice President, Match.com and Chemistry.com from September 2008 through December 2012. Ms. Dubey has served on the boards of directors of Fortive Corporation since August 2020, Naspers Limited since April 2022 and Prosus N.V. since August 2022. She holds an undergraduate degree in engineering from the Indian Institute of Technology and a master’s in engineering from Ohio State University. In determining that Ms. Dubey should serve as a director, the Nominating Committee and the Board considered her past position as Chief Executive Officer of the Company as well as her considerable experience managing operations and strategic planning, including in her prior roles within the Company.
Ann L. McDaniel, age 67, has been a director of Match Group since December 2015. Ms. McDaniel currently serves as a consultant to Graham Holdings Company and previously served as Senior Vice President of Graham Holdings Company (and its predecessor companies) from June 2008 to April 2015. Prior to that time, Ms. McDaniel served as Vice President-Human Resources of Graham Holdings Company from September 2001. Ms. McDaniel also served as Managing Director of Newsweek, Inc., a Graham Holdings Company property, from January 2008 until its sale in September 2010, and prior to that time, held various editorial positions at Newsweek. In determining that Ms. McDaniel should serve as a director, the Nominating Committee and the Board considered her extensive human resources experience, which the Nominating Committee and the Board believe give her particular insight into personnel and compensation matters, as well as her management experience with Newsweek, which the Nominating Committee and the Board believe gives her insight into business strategy, leadership and marketing.
Thomas J. McInerney, age 58, has been Chairman of the Board of Match Group since May 2021 and has served as a director of Match Group since November 2015. Mr. McInerney served as Chief Executive Officer of Altaba Inc., a publicly traded registered investment company and the successor company to Yahoo! Inc., from June 2017 to December 2021. Mr. McInerney previously served as Executive Vice President and Chief Financial Officer of the company formerly known as IAC/InterActiveCorp ("Former IAC") from January 2005 to March 2012. From January 2003 through December 2005, he served as Chief Executive Officer of the retailing division of Former IAC, which included HSN, Inc. and Cornerstone Brands. From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as Principal. Mr. McInerney has served on the board of directors of Altaba Inc. since June 2017, where he currently serves as the Chairman of the Board since January 2022. During the past five years, Mr. McInerney served on the board of directors of Interval Leisure Group, Inc. In determining that Mr. McInerney should serve as a director, the Nominating Committee and the Board considered his extensive senior leadership experience at Former IAC and his related knowledge and experience regarding Match Group, as well as his high level of financial literacy and expertise regarding restructurings, mergers and acquisitions and operations, and his public company board and committee experience.
Directors whose terms expire in 2024:
Wendi Murdoch, age 54, has been a director of Match Group since June 2020. Ms. Murdoch is an entrepreneur and investor. Since 2009, Ms. Murdoch has served as cofounder and board member of Artsy, an online platform for collecting, discovering and selling art that partners with over 4,500 art museums, galleries, art fairs and auction houses. From 2005 to 2012, Ms. Murdoch worked as an advisor for News Corporation’s businesses and investments in China. Throughout her career, Ms. Murdoch has applied her business expertise to advise and invest in technology and other companies in Asia and the United States. Ms. Murdoch is also an award-winning producer and produced the Netflix documentary “Sky Ladder,” which premiered at the 2016 Sundance Film Festival. Ms. Murdoch holds an MBA from Yale University’s School of Management. In determining that Ms. Murdoch should serve as a director, the Nominating Committee and the Board considered her investment and business expertise, including with respect to Chinese and other Asian markets.
Glenn H. Schiffman, age 53, has been a director of Match Group since September 2016. Mr. Schiffman has served as Executive Vice President and Chief Financial Officer of Fanatics, Inc., a global digital sports platform, since August 2021. As Chief Financial Officer of Fanatics, Mr. Schiffman is responsible for a broad set of financial and corporate functions across the entire Fanatics global enterprise, including corporate finance, M&A, treasury, financial planning and analysis, investor relations, accounting, information security, human resources, legal and corporate administration. Previously, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of IAC, Inc. ("IAC") (and its predecessors) from April 2016 to August 2021 and as Chief Financial Officer of Angi Inc. from September 2017 to August 2019 and from February 2021 to July 2021. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman’s roles at Nomura followed Nomura’s acquisition of Lehman’s Asia business in 2008. Mr. Schiffman has served on the boards of directors of Angi Inc. and Vimeo, Inc. since June 2017 and May 2021, respectively, including serving as Chairman of the Board of Vimeo, Inc. since March 2023. Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Duke Children’s National Leadership Council. In his philanthropic efforts, Mr. Schiffman focuses on endowing organizations and funding initiatives with permanent capital to make lasting change. He founded and is Chairman of the Valerie Fund Endowment, which supports children with cancer and blood disorders, created an Endowment at the Duke Medical Center to research and hopefully someday cure pediatric cancer, created an Endowment at Washington & Lee to support Women’s Athletics and created an Endowment at Duke University to fund scholarships for athletes from underrepresented communities. Mr. Schiffman has a degree in economics and history from Duke University. He was named Institutional Investor’s CFO of the Year for the Midcap Internet Sector in 2018 and 2021. In determining that Mr. Schiffman should serve as a director, the Nominating Committee and the Board considered the unique knowledge and experience regarding Match Group and its businesses that he gained through his role as Executive Vice President and Chief Financial Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions. The Nominating Committee and the Board also considered Mr. Schiffman’s investment banking experience, which the Nominating Committee and the Board believe gives him particular insight into trends in capital markets and the technology and media industries.
Pamela S. Seymon, age 67, has been a director of Match Group since November 2015. Ms. Seymon was a partner at Wachtell, Lipton, Rosen & Katz, a New York law firm (“WLRK”), from January 1989 to January 2011, and prior to that time, was an associate at WLRK from 1982. During her tenure at WLRK, Ms. Seymon specialized in corporate law, mergers and acquisitions, securities and corporate governance, and represented public and private corporations on offense as well as defense, in both friendly and unsolicited transactions. Ms. Seymon is a graduate of Wellesley College, where she was a Wellesley Scholar, and New York University School of Law. In determining that Ms. Seymon should serve as a director, the Nominating Committee and the Board considered her extensive experience representing public and private corporations in connection with a wide array of complex, sophisticated and high profile matters, as well as her high level of expertise generally regarding mergers, acquisitions, investments and other strategic transactions.
Directors whose terms expire in 2025:
Stephen Bailey, age 43, has been a director of Match Group since June 2020. Mr. Bailey has served as Founder and Chief Executive Officer of ExecOnline, Inc., a leading provider of B2B leadership development solutions, since 2011. Prior to that he served as Chief Executive Officer and Chief Product Officer of Frontier Strategy Group, LLC, a software and information services business, from January 2006 to May 2011. Before joining Frontier Strategy Group, Mr. Bailey was an associate in the venture capital and private equity group of WilmerHale. In determining that Mr. Bailey should serve as a director, the Nominating Committee and the Board considered his extensive executive management experience, which the Nominating Committee and the Board believe gives him insight into business strategy, leadership and marketing.
Melissa Brenner, age 48, has been a director of Match Group since June 2020. Since January 2018, Ms. Brenner has served as Executive Vice President, Digital Media for the National Basketball Association, where she leads the development, oversight and implementation of the NBA’s global digital strategy and social media portfolio across multiple media platforms. Under her leadership, the NBA has built one of the largest social media communities in the world. Ms. Brenner also oversees the league’s digital products and emerging technology initiatives, including machine learning as well as augmented and virtual reality. Ms. Brenner has held positions of increasing responsibility with the NBA since 1997, including Senior Vice President, Digital Media from February 2014 to December 2017, Senior Vice President, Marketing from February 2013 to January 2014, and Vice President, Marketing from October 2007 to January 2013. In determining that Ms. Brenner should serve as a director, the Nominating Committee and the Board considered her extensive marketing and executive management expertise as well as her experience in social media and digital products.
Bernard Kim, age 46, has served as Chief Executive Officer and a director of Match Group since May 2022. Prior to that time, Mr. Kim served as President of Publishing of Zynga Inc., a mobile video game developer, from June 2016 until May 2022, where he oversaw various functions including global marketing, user acquisition, revenue, communications, consumer insights, data science, product management, and mergers and acquisitions. Prior to joining Zynga, Mr. Kim spent nearly 10 years at Electronic Arts Inc. ("EA") as the company's Senior Vice President of Mobile Publishing. In that role, he oversaw EA's mobile distribution, strategy, product management, analytics, network engagement, marketing, revenue demand planning, business development, third-party publishing, and mergers and acquisitions. Before joining EA, Mr. Kim served as Director of Sales and Channel Strategy at The Walt Disney Company, where he led sales and retail for Disney Mobile. Mr. Kim has served on the board of directors of Five Below, Inc. since June 2022. Mr. Kim holds an undergraduate degree in both economics and communications from Boston College. In determining that Mr. Kim should serve as a director, the Nominating Committee and the Board considered his position as Chief Executive Officer of the Company as well as his considerable experience managing operations and strategic planning in the mobile application and interactive entertainment industry.
Alan G. Spoon, age 71, has been a director of Match Group since November 2015. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including as President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the boards of directors of IAC since February 2003 and Danaher Corporation since July 1999, and as Chairman of the board of directors of Fortive Corporation since July 2016. Mr. Spoon previously served as a member of the board of directors of Cable One, Inc. from July 2015 through February 2021. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is a longtime member of the MIT Corporation, where he serves on its Executive Committee and is Chair of its Risk and Audit Committee. He also serves as a member of the board of directors of The Center for Reimagining Learning, successor organization to edX.org (a not-for-profit online education platform sponsored by Harvard and the MIT Corporation). In determining that Mr. Spoon should serve as a director, the Nominating Committee and the Board considered his extensive private and public company board experience and public company management experience, all of which the Nominating Committee and the Board believe give him particular insight into business strategy, leadership and marketing in the media industry. The Nominating Committee and the Board also considered Mr. Spoon’s venture capital experience and engagement with the MIT Corporation, which the Nominating Committee and the Board believe give him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

Board Diversity
The following matrix provides diversity information regarding the Board as of the date indicated, in accordance with the Marketplace Rules of The Nasdaq Stock Market, LLC (the “Marketplace Rules”) and based on the voluntary self-identification of members of the Board.

Board Diversity Matrix (As of May 1, 2023) Total Number of Directors: 10
	Female	Male
Gender Identity:
Directors	5	5
Demographic Background:
African American or Black	0	1
Asian	2	1
White	3	3
Corporate Governance
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics. As part of its ongoing commitment to good corporate governance, the Board has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Match Group has also adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation and Human Resources Committee Charter, Nominating and Corporate Governance Committee Charter, and Code of Business Conduct and Ethics are available in the Corporate Governance section of our website at http://ir.mtch.com.
Board Leadership Structure. Match Group’s business and affairs are overseen by its Board of Directors, which currently has ten members. The Nominating and Corporate Governance Committee periodically reviews the size of the Board and may recommend changes to the Board. There is one management representative on the Board and, of the other nine current directors, seven are independent. The Board has standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, each comprised solely of independent directors. For more information regarding director independence and our Board Committees, see the discussion below under the headings Director Independence and The Board and Board Committees. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chief Executive Officer and have full access to Match Group management at all times. The Board and each Board Committee conducts an annual evaluation of its performance.
Match Group’s independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. These sessions are led by Match Group’s independent Chairman of the Board. The independent membership of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees ensures that directors with no ties to management are charged with oversight for all financial reporting and executive compensation related decisions, as well as for recommending candidates for Board membership and oversight of governance practices and policies. At each regularly scheduled Board meeting, the Chairperson of each of these committees provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.
Mr. McInerney has served as independent Chairman of the Board since May 2021. Our Board currently believes that the roles of Chairperson and Chief Executive Officer should be separated in recognition of the different responsibilities between the two roles. Mr. McInerney, as independent Chairman, leads the Board in its oversight and management role, including with respect to risk oversight, while Mr. Kim, our Chief Executive Officer, focuses on managing the Company’s operations and strategic planning on a day-to-day basis. Mr. McInerney’s other responsibilities include, among others, setting Board meeting agendas, leading Board meetings and executive sessions, and communicating feedback to and advising Mr. Kim.
We believe that it is in the best interests of our stockholders for the Board to review and make a determination regarding the separation or combination of these roles each time it elects a new Chairperson or appoints a Chief Executive Officer.

Risk Oversight. The Board’s role in risk oversight of the Company is consistent with Match Group’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Match Group management, including our Senior Vice President, Internal Audit, and our Risk, Controls and Compliance team, is responsible for assessing and managing Match Group’s exposure to various risks on a day‑to‑day basis, which responsibilities include the conduct of an enterprise risk assessment of short-term, long-term and emerging risks, testing of key controls and procedures, and creation of appropriate risk management programs and policies. Management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, Match Group recognizes that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing Match Group’s approach to risk management. While the Board’s oversight focuses on all material risks, the Board may focus more frequently on immediate areas of concern that represent significant emerging risks as identified by management. The Board exercises these risk oversight responsibilities periodically as part of its meetings and through discussions with management, as well as through the Board’s committees, with primary risk oversight responsibilities as detailed below:

Board of Directors
•Long-term strategies	•Significant acquisitions and divestitures	•Key risks as monitored by Board committees and reported to full Board
•Capital structure	•Significant capital expenditures	•Other significant risks as identified and reported by management
Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
•Integrity of financial statements	•CEO and executive leadership performance, compensation and succession	•Environmental issues and impact
•Enterprise risk assessment	•Employee compensation policies and practices generally	•Social issues and impact
•Information security	•Equity compensation	•Governance practices
•Data privacy	•Human capital	•Director independence
•Legal and regulatory compliance	•Non-employee director compensation	•Board and committee composition and performance
•Significant legal and regulatory proceedings
Information Security. Information security is a key component of risk management at Match Group and our Chief Business Affairs and Legal Officer and Senior Vice President, Information Systems, brief the Audit Committee each quarter, and the full Board periodically, on the Company’s information security program and its related priorities and controls. In addition, an overall review of information security risks is inherent in the Board’s consideration of the Company’s long‑term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures and significant acquisitions and divestitures. Our Security Engineering teams, led by our Senior Vice President, Information Systems, are responsible for assessing and managing our exposure to information security risks, including by:
•Implementing and enforcing physical, operational and technical security policies, procedures and controls;
•Conducting, and engaging independent third-party experts to conduct, regular internal and external security assessments and audits, including assessments of the security posture of third-party vendors and partners;
•Collaborating with our development teams to engineer and integrate security throughout the product development lifecycle;
•Implementing scalable and continuous data protection practices; and
•Detecting, monitoring, investigating, and responding to potential security threats and incidents.
We also maintain cyber insurance coverage to mitigate potential costs that may arise from a cybersecurity incident.
Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of Match Group’s compensation policies and programs and the administration of these programs pose any material risks to the Company. At the request of the Compensation and Human Resources Committee of the Board, Compensia, Inc. (“Compensia”), the Committee’s independent compensation consultant, assessed the risk profile of Match Group’s executive compensation programs and management assessed the risk profile of Match Group’s other compensation programs. Based on these reviews, management and the Compensation and Human Resources Committee have concluded that Match Group’s compensation policies and practices, taken as a whole, do not encourage excessive or unnecessary risk‑taking and are not reasonably likely to have a material adverse effect on Match Group.
Derivatives Trading and Hedging and Pledging Policies. Match Group’s Securities Trading Policy provides that no director, officer or employee of Match Group and its businesses may engage in transactions in publicly traded options, such as puts, calls, prepaid variable forward contracts, equity swaps or other derivatives, relating to Match Group securities, or engage in short sales with respect to Match Group securities. This prohibition extends to any and all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts (among others). Match Group’s Securities Trading Policy also provides that no director, officer or employee of Match Group and its businesses may initiate any transactions subsequent to July 1, 2021 that involve pledging Match Group securities in any manner, including by purchasing Match Group securities on margin or holding Match Group securities in an account utilizing margin.
Director Independence. Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by management, as well as from Company records and publicly available information. Following these determinations, Match Group management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determinations.
In March 2023, the Board determined that each of Mses. Brenner, McDaniel, Murdoch and Seymon and Messrs. Bailey, McInerney and Spoon is independent. In addition, the Board determined that Ryan Reynolds, whose term ended in June 2022, was independent during the time he served on the Board. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, Match Group and its businesses purchase products and services from companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by Match Group and its businesses. No relationships or payments considered were determined to be of the type that would (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of the director.
In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee and compensation committee members.
Director Nominations. The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Match Group Board. In assessing the candidates for recommendation to the Board as director nominees (regardless of how the candidate was identified or recommended), the Nominating and Corporate Governance Committee will evaluate such candidates against the standards and qualifications set out its charter, including:
•Personal and professional integrity and character
•Prominence and reputation in the candidate’s profession
•Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business
•The capacity and desire to represent the interests of the stockholders as a whole
•The extent to which the interplay of the candidate’s skills, knowledge, expertise, diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the various stakeholders
•Availability to devote sufficient time to the affairs of Match Group

The Nominating and Corporate Governance Committee considers not only an individual’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.
The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders. Stockholders who wish to make such a recommendation should send the recommendation to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any nominations for directors must comply with the requirements set forth in our bylaws.
Director Orientation and Education. All new members of the Board are required to participate in Match Group’s orientation program for directors. The orientation program includes discussions with and presentations by senior management and provides new directors with a review of Match Group’s financial position, an overview of the industry in which we operate and compete and the regulatory and legal environment that affects our business, as well as governs directors’ fiduciary duties. All directors are offered the opportunity, and are encouraged, to participate in continuing education programs with reimbursement by us of any associated expenses.
Communications with the Match Group Board. Stockholders who wish to communicate with the Board or a particular director may send any such communication to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas, 75231, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. Match Group’s Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate. Items unrelated to directors’ duties and responsibilities may be excluded, including solicitations and advertisements.
The Board and Board Committees
The Board. The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. The Board met seven times during 2022. During 2022, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served, other than Mr. Reynolds, whose term expired in June 2022. Directors are not required to attend annual meetings of Match Group stockholders. Three directors attended Match Group’s annual meeting of stockholders in 2022.
The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee, and the Nominating and Corporate Governance Committee.
Audit Committee. The members of Match Group’s Audit Committee, all of whom are independent directors, are Messrs. Bailey, McInerney and Spoon (Chairperson). The Audit Committee met nine times during 2022. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial, information security and other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, Match Group’s independent registered public accounting firm, Match Group’s internal audit function and Match Group management. The formal report of the Audit Committee is set forth under Audit Committee Matters—Audit Committee Report.
The Board has concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in applicable SEC rules, as well as the Marketplace Rules.
Compensation and Human Resources Committee. The members of Match Group’s Compensation and Human Resources Committee, all of whom are independent directors, are Mses. Brenner, McDaniel (Chairperson) and Seymon. The Compensation and Human Resources Committee met twelve times during 2022. The Compensation and Human Resources

Committee is appointed by the Board to assist the Board with all matters relating to the compensation of Match Group’s executive officers and non-employee directors and has overall responsibility for approving and evaluating all compensation plans, policies and programs of Match Group as they affect Match Group’s executive officers and non-employee directors. The Compensation and Human Resources Committee also evaluates the performance of Match Group’s senior management and presents its findings and recommendations to the full Board. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of Match Group’s officers the authority to make grants of equity‑based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on Match Group’s processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Match Group management and consultants, see the discussion under Compensation Discussion and Analysis. The formal report of the Compensation and Human Resources Committee is set forth under Compensation Committee Report.
Nominating and Corporate Governance Committee. The members of Match Group’s Nominating and Corporate Governance Committee, all of whom are independent directors, are Mses. McDaniel and Murdoch (Chairperson) and Mr. Spoon. The Nominating Committee met five times during 2022. The Nominating and Corporate Governance Committee is appointed by the Board to (i) identify and evaluate individuals qualified to become Board members and to recommend to the Board director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected (and nominees to fill vacancies on the Board as necessary); (ii) periodically review Board committee composition and recommend changes as needed, (iii) oversee periodic evaluations of the Board and its committees, (iv) develop and periodically review corporate governance guidelines, (v) review director and director nominee independence, (vi) review and make recommendations regarding responses to stockholder proposals, (vii) oversee social and environmental policies and initiatives, including the preparation of our annual impact report, and (viii) oversee corporate governance practices and identify best practices for potential adoption.
PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE “SAY ON PAY VOTE”)
As required pursuant to Section 14A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers for 2022. This proposal, which we refer to as the “say on pay vote,” is not intended to address any specific item of compensation, but rather our overall compensation program and policies relating to our named executive officers.
As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive officer compensation program is designed to increase long term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Match Group to meet its growth objectives.
We believe that our executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. Accordingly, we believe that the compensation paid to our named executive officers in 2022 pursuant to our executive officer compensation program was fair and appropriate and are asking our stockholders to vote FOR the adoption of the following resolution:
“RESOLVED, that the stockholders of Match Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for 2022, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.”
The approval, on an advisory basis, of the say on pay vote proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board and Compensation and Human Resources Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
The Company last sought a say on pay vote at its 2022 Annual Meeting of Stockholders, at which it also sought a non-binding advisory vote from its stockholders on the frequency of seeking the say on pay vote (required by applicable law every six years) and recommended seeking the say on pay vote every year. Based on voting results from the 2022 Annual Meeting of Stockholders, and consistent with the Company’s recommendation, say on pay votes now occur every year. Accordingly, the next say on pay vote is currently scheduled to be held at the Company’s 2024 Annual Meeting of Stockholders.

The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.
PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and is requesting that stockholders ratify the appointment.
The Audit Committee annually evaluates the performance of E&Y and determines whether to continue to retain E&Y or consider the retention of another firm. In appointing E&Y as Match Group’s independent registered public accounting firm for 2023, the Audit Committee considered (i) E&Y’s performance as Match Group’s independent registered public accounting firm, (ii) the fact that E&Y has audited the financial statements of Match Group since Match Group was a wholly-owned subsidiary of Former IAC and also since the completion of Match Group’s initial public offering in 2015, (iii) E&Y’s independence with respect to the services to be performed for Match Group and (iv) E&Y’s strong and considerable qualifications and general reputation for adherence to professional auditing standards. In addition, in conjunction with the mandated rotation of the lead engagement partner every five years, the Audit Committee is directly involved in the selection of the new lead engagement partner.
A representative of E&Y is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Although ratification is not required by applicable laws, our bylaws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because the Board values your views on Match Group’s independent registered public accounting firm. The Audit Committee intends to carefully consider the results of the vote. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Match Group and our stockholders.
Ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote.
The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
AUDIT COMMITTEE MATTERS
Audit Committee Report
The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is available on Match Group’s website at http://ir.mtch.com. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial and certain other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Match Group’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for Match Group’s financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of Match Group’s consolidated financial statements and the effectiveness of Match Group’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.
In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Match Group included in the Annual Report on Form 10-K for the year ended December 31, 2022 with Match Group’s management and Ernst & Young LLP, Match Group’s independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Match Group and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Match Group be included in Match Group’s Annual Report on Form 10‑K for the year ended December 31, 2022 for filing with the SEC.
Members of the Audit Committee
Alan G. Spoon (Chairperson)
Stephen Bailey
Thomas J. McInerney
Fees Paid to Our Independent Registered Public Accounting Firm
The following table sets forth fees for all professional services rendered by Ernst & Young LLP to Match Group for the years ended December 31, 2022 and 2021:

	2022		2021
Audit Fees	$3,821,768	(1)	$4,246,825	(2)
Audit-Related Fees	$3,545		$3,600
Total Audit and Audit-Related Fees	$3,825,313		$4,250,425
Tax Fees(3)	$86,100		$20,000
Total Fees	$3,911,413		$4,270,425
______________________
(1)    Audit Fees in 2022 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), and (iii) out-of-pocket expenses.
(2)    Audit Fees in 2021 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) accounting consultations, (iv) fees for services performed in connection with the offering of Match Group’s 3.625% Senior Notes due 2031 and registered direct offering of Match Group common stock, including the issuance of the related comfort letters, and (v) fees for services performed related to the issuance of the auditor’s consent for SEC registration statements, and (vi) fees for services performed related to the partial repurchase of Match Group’s 0.875% Exchangeable Notes due 2022 (“2022 Exchangeable Notes”) and conversions of the 2022 Exchangeable Notes.
(3)    Tax Fees in 2022 and 2021 primarily include fees paid for certain tax compliance services.
Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee has a policy governing the pre‑approval of all audit and permitted non‑audit services performed by Match Group’s independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm’s independence from Match Group and its management. Unless a type of service to be provided by Match Group’s independent registered public accounting firm has received general pre‑approval, it requires specific pre‑approval by the Audit Committee. Any proposed services in excess of pre‑approved cost levels also require specific pre‑approval by the Audit Committee. In all pre‑approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.
All tax services require specific pre‑approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre‑approval of the Audit Committee (each of which is subject to pre‑approved cost levels) and has classified these pre‑approved services into one of three categories: Audit, Audit‑Related and All Other (excluding Tax). The term of any pre‑approval is 12 months from the date of the pre‑approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre‑approved services from time to time.

Pre‑approved fee levels for all services to be provided by Match Group’s independent registered public accounting firm are established periodically from time to time by the Audit Committee.
Pursuant to the pre‑approval policy, the Audit Committee may delegate its authority to grant pre‑approvals to one or more of its members, and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre‑approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre‑approve services to management.
INFORMATION CONCERNING MATCH GROUP EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Background information about Match Group’s current executive officers who are not directors is set forth below. For background information about Match Group’s Chief Executive Officer, Bernard Kim, see the discussion under Proposal 1—Election of Directors—Information Concerning Director Nominees and Other Board Members.
Philip D. Eigenmann, age 52, has served as Match Group’s Chief Accounting Officer since November 2017. Mr. Eigenmann has held positions of increasing responsibility with the Company and its predecessors since May 2006, including Senior Vice President and Global Controller from February 2016 to November 2017, and Vice President and Global Controller from December 2009 to February 2016. Prior to joining us, Mr. Eigenmann held various finance and accounting leadership roles with AMX Corporation, a worldwide leader in advanced control and automation technology for commercial and residential markets, which was publicly traded on Nasdaq until its acquisition by The Duchossois Group in 2005. Mr. Eigenmann began his career in the audit practice of Ernst & Young in Dallas, Texas. He received a BBA in Accounting from Texas A&M University, and is a certified public accountant in the State of Texas.
Jared F. Sine, age 44, has served as Chief Business Affairs and Legal Officer and Secretary of Match Group since March 2021. Prior to that time, Mr. Sine served as Match Group’s Chief Legal Officer and Secretary from February 2019; and prior to that, he served as General Counsel and Secretary of Match Group from July 2016. Prior to joining Match Group, Mr. Sine was Vice President and Associate General Counsel of Expedia Group, Inc. (“Expedia”) from July 2015 to June 2016 and in that capacity was responsible for mergers, acquisitions and other strategic transactions. Prior to that time, Mr. Sine held a variety of legal positions at Expedia from October 2012. Prior to joining Expedia, Mr. Sine was an associate at the law firms of Latham & Watkins and Cravath, Swaine & Moore. Mr. Sine has a BS and JD from Brigham Young University.
Gary Swidler, age 52, has served as President and Chief Financial Officer of Match Group since January 2023. Prior to that time, Mr. Swidler served as Match Group's Chief Operating Officer and Chief Financial Officer from March 2020; and prior to that, he served as Chief Financial Officer of Match Group from September 2015. Prior to joining Match Group, Mr. Swidler was a Managing Director and Head of the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch (“Merrill Lynch”) from April 2014 to August 2015. Prior to that, Mr. Swidler held a variety of positions at Merrill Lynch and its predecessors since 1997, most recently as Managing Director and Head of Specialty Finance from April 2009 to April 2014. Prior to joining Merrill Lynch, Mr. Swidler was an associate at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Swidler has a BSE from the Wharton School at the University of Pennsylvania and a JD from New York University School of Law.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Our executive officers whose compensation is discussed in this compensation discussion and analysis (the “CD&A”) and to whom we refer to as our named executive officers in this CD&A (the “NEOs”) are:
•Bernard Kim, our Chief Executive Officer (since May 2022);
•Sharmistha Dubey, our former Chief Executive Officer (until May 2022);
•Gary Swidler, our Chief Operating Officer and Chief Financial Officer (until January 2023; President and Chief Financial Officer since January 2023);
•Jared Sine, our Chief Business Affairs and Legal Officer and Secretary; and
•Philip Eigenmann, our Chief Accounting Officer.
While the principal purpose of this CD&A is to review the compensation of our NEOs, many of the programs discussed apply to other members of senior management. This CD&A should be read together with the compensation tables and related disclosures set forth below.

Philosophy and Objectives
Match Group’s executive compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders who have the competence, character, experience and ambition necessary to drive Match Group to meet its growth and profitability objectives.
Although Match Group is a publicly traded company, we strive to foster an entrepreneurial culture. Given that our business comprises a broad and diverse portfolio of brands, we seek to attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when working to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by financial sponsors including private equity and venture capital firms, financial sponsors themselves and professional firms. We structure our executive compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.
We believe that a strong performance-focused executive compensation program is essential to enable us to achieve our business goals and to build stockholder value. We seek to achieve these objectives through a compensation program that:

Pays for performance:	We take a performance-based approach to executive compensation. A significant portion of our NEOs’ pay is not guaranteed, but rather is at risk and/or based on attaining various Company and individual performance objectives. This was the case with all of the long-term incentive compensation granted to Ms. Dubey and Mr. Kim in 2022. As further described below under —Chief Executive Officer Transition-Related Compensation Decisions, Ms. Dubey forfeited the equity awards granted to her in 2022.
Instills an ownership culture:
We believe that long-term performance is achieved through an ownership culture that rewards performance by linking the interests of each of our NEOs with those of our stockholders. Our long-term incentive compensation program for our NEOs is currently granted in the form of restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”). The PSUs vest over a three-year period and are only earned if the relevant performance targets, which are based on total stockholder return, are met. We believe this program ensures that our NEOs are “at risk” for this portion of their compensation and that their compensation is tied to our stock price to increase alignment with our stockholders. In addition, the three-year vesting requirement reduces the risk that our NEOs will place too much focus on short-term achievements to the detriment of the long-term goals of the Company.

Pays competitively:	We set compensation levels that are competitive with those of individuals holding comparable positions at companies with which we compete for talent and that are of similar size, market valuation and business complexity.
Values stockholder input:	In setting compensation levels, we consider feedback from our stockholders, as applicable.
When establishing compensation packages, Match Group follows a flexible approach, and makes decisions based on a variety of factors particular to a given NEO’s situation, including our firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the individual NEO, comparative market data, internal equity considerations and other factors we deem relevant at the time. Each individual component of a given NEO’s compensation is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation holdings are also taken into account.
Similarly, Match Group does not follow an arithmetic approach to establishing compensation levels and measuring and rewarding performance, as we believe these approaches often fail to adequately incorporate the multiple factors that contribute to success at the individual and business level. In any given period, Match Group may have multiple objectives, and these objectives and their relative importance often change as the competitive and strategic landscapes shift, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. In addition, strictly formulaic approaches typically reference performance against budget and tend to result in a budgeting process that becomes about negotiation instead of the setting of appropriate aspirational objectives. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and rely primarily on a discretionary approach, while continuing to place heavy emphasis on both Company and individual performance results. Each individual NEO’s situation is evaluated on a case-by-case basis each year, considering the various relevant factors at that time.
We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy:

What We Do	What We Don’t Do
✓ Pay for performance - structure a substantial portion of pay to be “at risk” and based on Company and individual performance	x No guaranteed base salary increases
✓ Formally assess risk within the executive compensation program	x No tax gross-ups for NEOs
✓ Ensure the independence of the Committee (defined below) members and the advisors who report to them	x No excessive perquisites
✓ Maintain stock ownership guidelines that reinforce the alignment of NEO and stockholder interests	x No “single-trigger” change in control payments
✓ Prohibit hedging and pledging transactions with respect to our securities	x No repricing of underwater options without stockholder approval
2022 Company Performance
Our 2022 performance was, in many ways, below our expectations, due in large part to a decreased level of product execution at Tinder® combined with challenging macroeconomic conditions primarily related to negative foreign exchange (“FX”) impacts. We grew total revenue 7% to $3.2 billion in 2022, though it was up 14% on an FX neutral (“FXN”) basis. Tinder Direct Revenue grew 9% year-over-year, driven by a 10% year-over-year increase in Payers to 10.9 million and essentially flat Revenue per Payer (“RPP”).
Hinge® Direct Revenue rose 44% year-over-year as a result of 25% Payers growth and 15% RPP growth. Direct Revenue from all other brands collectively decreased 2% year-over-year as we struggled to grow revenue at longer standing and Asian brands, in part due to FX.
Operating income declined 40% year-over-year to $515 million while Adjusted Operating Income (as defined below) grew 6% year-over-year to $1.1 billion. Both measures benefited from increases in revenue and lower selling and marketing expense as a percentage of revenue. That benefit was partially offset by an increase in cost of revenue due to higher in-app purchase fees and an increase in product development expense primarily due to increased compensation expense. Operating income further declined due to impairments of intangible assets of $319.5 million and increased stock-based compensation expense. We felt the impact of the costly labor market in early 2022, but did rein in marketing and other costs to help offset the weaker Tinder revenue growth and inflation effects generally.
Certain of the financial measures described above are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). For a further description of each non-GAAP financial measure set forth above as well as a full reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see pages 44-46 of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023 (the “2022 Annual Report”). For definitions of certain metrics described above, including Direct Revenue, Payers and RPP, please see page 33 of the 2022 Annual Report.
2022 Compensation Highlights
•56% of the annual long-term incentive awards granted to Mr. Kim and 50% of the annual long-term incentive awards granted to Ms. Dubey and Messrs. Swidler and Sine consisted of PSUs.
•PSUs granted to our new Chief Executive Officer, Mr. Kim, in connection with his employment agreement, have a long-term orientation, as these awards cliff-vest following the third anniversary of the grant date.
•During 2022, we implemented stock ownership guidelines for our NEOs. Under the guidelines, our NEOs are required to maintain minimum beneficial ownership of our common stock equal to 6x of base salary for our CEO and 2x-3x of base salary for our other NEOs within five years after the individual first becomes subject to the guidelines. As of December 31, 2022, all of our NEOs have either already met, or were on track to meet, these goals within the prescribed five-year time frame. Our non-employee directors also have an ownership guideline of 5x their annual Board cash retainer.
•Equity awards granted in February 2022 to our former Chief Executive Officer, Ms. Dubey, were forfeited in their entirety in connection with her stepping down from her position as Chief Executive Officer in May 2022.
Roles and Responsibilities
The Compensation and Human Resources Committee of our Board of Directors (for purposes of this CD&A, the “Committee”) has primary responsibility for establishing the compensation of our NEOs. For each of our NEOs, all compensation decisions referred to throughout this CD&A have been made by the Committee, based in part on recommendations from our Chief Executive Officer, and in consultation with the Chairman of our Board of Directors. The Committee consists of Mses. Brenner, McDaniel (Chair) and Seymon.
Our Chief Executive Officer participates in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. Our former Chief Executive Officer, Ms. Dubey, met with the Committee in early 2022 and reviewed projections for aggregate 2022 compensation, including salary increases, bonus amounts based on 2021 performance and total equity award value. Since he took office as our new Chief Executive Officer in May 2022, Mr. Kim met with the Committee and discussed his views of corporate and individual NEO performance for 2022 for Messrs. Swidler, Sine and Eigenmann, and his recommendations for annual bonuses for those NEOs. He also discussed his own performance with the Committee. Following these discussions, the Committee met in executive session to discuss Mr. Kim’s recommendations, including their views of corporate and individual performance for 2022 for Mr. Kim. After consideration of the recommendations and their own evaluations, the Committee ultimately approved annual bonus amounts for each incumbent NEO as described below.
Match Group historically provided its stockholders with the opportunity to cast a triennial nonbinding advisory vote on NEO compensation (a “say-on-pay” vote), which reflected the preference expressed by stockholders in 2016 with respect to the frequency of the say-on-pay vote. Match Group held its latest say-on-pay vote at the 2022 annual meeting of stockholders. Approximately 97% of the votes cast by our stockholders were in favor of the 2021 compensation of our NEOs, which demonstrated a strong level of support for our executive compensation philosophy, program and practices. At Match Group’s 2022 annual meeting of stockholders, we also conducted a non-binding stockholder advisory vote on the frequency of future say-on-pay votes (commonly known as a “say-when-on-pay” vote). Our stockholders expressed a preference for holding future say-on-pay votes on an annual, rather than a biennial or triennial, basis. Consistent with the recommendation of our Board and in recognition of this preference and other factors considered, our Board determined that, until the next say-when-on-pay vote, we will hold annual say-on-pay votes. Accordingly, the next say-on-pay advisory vote is being held at this Annual Meeting.
In 2021, the Committee engaged Compensia, a national compensation consulting firm, to assist it with compensation matters, including compensation peer group selection, executive and non-employee director compensation assessment, equity compensation strategy and compensation risk assessment, and to provide competitive market data for comparable companies. Compensia reports directly to the Committee, and the Committee may replace Compensia or engage additional consultants at any time. One or more representatives from Compensia attends Committee meetings and communicates with the Chair of the Committee, as well as other Committee members, between meetings from time to time. Compensia has no other business relationship with Match Group and receives no payments from Match Group other than fees for services to the Committee. The Committee has assessed the independence of Compensia considering, among other things, the factors set forth under Rule 10C-1 of the Exchange Act and the listing standards of Nasdaq, and has concluded that no conflict of interest has arisen with respect to the work that Compensia performs for the Committee.
Use of Comparative Market Data
For purposes of comparing our executive compensation program against the competitive market, the Committee evaluates the compensation of our NEOs against those in similar positions at comparable companies at least annually, with input from its compensation consultant. The Committee does not use a single method or measure in making its compensation decisions, nor does it position compensation levels based upon a specific level relative to a peer group or other companies. Nonetheless, the pay practices at comparable companies are an important factor that the Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

The Committee applied the following criteria when selecting the peer group companies used for assessing our executive compensation program for 2022, in collaboration with Compensia:

Criteria for Peer Group	General Characteristics
Revenue	•Approximately 0.5x to 2.0x Match Group’s last 12-month revenue of $2.7B (~$1.3B to ~$5.4B as of June 30, 2021);
Market Capitalization
•Approximately 0.33x to 3.0x Match Group’s then current 30-day average market capitalization of ~$41.7B (~$14B to ~$125B as of August 23, 2021);
•Given market volatility, some peers may be slightly outside this range.

Qualitative Factors	•In addition, the Committee focuses on characteristics such as market capitalization as a multiple of revenue, growth rates and companies’ proximity to IPO to ensure relevancy for market analysis.
Applying these criteria, Compensia recommended, and the Committee approved, the following 19 companies as our compensation peer group as of September 2021 (ticker symbols shown in parentheses):

Activision Blizzard, Inc. (ATVI)	eBay Inc. (EBAY)	Pinterest, Inc. (PINS)	Twitter, Inc. (TWTR)
Akamai Technologies Inc. (AKAM)	Electronic Arts Inc. (EA)	Roku, Inc. (ROKU)	Zillow Group, Inc. (ZG)
DocuSign, Inc. (DOCU)	Etsy Inc. (ETSY)	Snap Inc. (SNAP)	Zoom Video Communications, Inc. (ZM)
DoorDash, Inc. (DASH)	Expedia Group, Inc. (EXPE)	Spotify Technology S.A (SPOT)	Zynga Inc. (ZNGA)
Dropbox, Inc. (DBX)	GoDaddy Inc. (GDDY)	Take-Two Interactive Software Inc. (TTWO)
Using the same criteria, in December 2022, Compensia recommended, and the Committee approved, the removal of Activision Blizzard, Inc., Twitter, Inc. and Zynga Inc. from the peer group, each due to completed or pending acquisitions, and the addition of Bumble Inc. (BMBL), IAC Inc. (IAC) and Roblox Corp. (RBLX) to the peer group. The peer group as updated in December 2022 was used for assessing our executive compensation program for 2023 and for the determination of annual bonuses with respect to 2022 performance.
Compensation Elements
Match Group’s compensation packages for our NEOs have primarily consisted of salary, annual bonuses, long‑term incentives (typically equity awards), and, to a more limited extent, perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, the Committee typically considers the following factors:
•Historical compensation levels for each of our NEOs, evaluating the NEO’s total near-term and long-term compensation in aggregate;
•Each individual NEO’s skills, experience and qualifications relative to similarly situated executives at the companies in our compensation peer group and in select broad-based compensation surveys;
•Each individual NEO’s performance against the expectations of the Committee and our Board;
•The compensation practices among our competitors and broad-based compensation surveys;
•Our historical and projected future performance against Company-wide and brand-level financial and operational objectives established by the Committee and our Board;
•The recommendations provided by our Chief Executive Officer with respect to the compensation of our other NEOs; and
•The competitive state of the labor market generally, including any need to strengthen the retentiveness of our compensation packages.
All such decisions are subjective, and are made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

The chart below shows the percentage of Mr. Kim’s 2022 compensation that was variable and at-risk. For this purpose, Mr. Kim's 2022 target bonus is not reflected as variable, at-risk compensation due to the requirements of his employment agreement with respect to his 2022 bonus. For additional information regarding the bonus program and Mr. Kim's employment agreement, see —Annual Bonuses and —Chief Executive Officer Transition-Related Compensation Decisions below.
Salary
Match Group typically negotiates a new executive officer’s starting salary based on prior compensation levels for the particular position within Match Group, the location of a particular executive, salary levels of other executives within Match Group, salary levels available to the individual in alternative opportunities, reference to select compensation survey information and the extent to which Match Group desires to secure the executive’s services.
Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors that demonstrate a NEO’s increased value to Match Group.
In March 2022, the Committee approved an increase in Mr. Eigenmann’s salary from $300,000 to $400,000, effective as of January 1, 2022. In determining to increase Mr. Eigenmann’s salary, the Committee considered Mr. Eigenmann’s increasingly complex role as Chief Accounting Officer due to the Company’s acquisition of Hyperconnect in 2021 and otherwise expansive global scope. None of the salaries for Ms. Dubey or Messrs. Swidler or Sine were adjusted during 2022.
For information regarding Mr. Kim’s 2022 salary, see —Chief Executive Officer Transition-Related Compensation Decisions below. NEO salaries for 2022 are reported in the 2022 Summary Compensation Table included in the Executive Compensation section of this proxy statement.
Annual Bonuses
Match Group’s bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of a NEO’s total direct compensation, the bonus program provides an important incentive tool to achieve Match Group’s annual objectives. Match Group generally pays bonuses shortly after year-end following finalization of the financial results for the year in question.
The determination of bonus amounts is based on a non-formulaic assessment of factors that vary from year to year, including a discretionary assessment of Company and individual performance. In determining individual annual bonus amounts, the Committee considers a variety of factors regarding the Company’s overall performance, such as growth in profitability or achievement of strategic objectives by the Company, an individual’s performance and contribution to the Company, and general bonus expectations previously established between the Company and the NEO. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation; however, Company performance tends to be the dominant driver of the ultimate bonus amount.
For 2022 bonuses, the Committee considered a variety of factors, including, among others, year-over-year growth in revenue and Adjusted Operating Income (which is calculated as operating income excluding stock-based compensation expense, depreciation and certain non-cash acquisition-related items), levels of cash flow generated from operations, and certain strategic accomplishments, including strategic transactions and the general relative successful operation of the Company in a challenging economic climate. The Committee also considered the CEO transition that occurred during 2022. While these were the primary factors considered in setting bonus award amounts, the Committee also considered relative contributions made by each NEO during the year and the relative size of the bonuses paid to the other NEOs.

With respect to bonuses for each of our NEOs (other than Ms. Dubey, who did not receive any bonuses for her service in 2022), the Committee considered the following: (i) with respect to Mr. Kim, the requirements of his employment agreement (described below), his role as Chief Executive Officer, including his focus on overseeing the operations of, and developing the strategic agenda for, the Company, and his interim leadership of our Tinder business, (ii) with respect to Mr. Swidler, the requirements of his amended and restated employment agreement (described below) and his role as Chief Operating Officer and Chief Financial Officer in 2022, including his management of our finance, tax, people, real estate and facilities, advertising sales, investor relations, M&A, corporate social responsibility and corporate communications functions, (iii) with respect to Mr. Sine, his role as Chief Business Affairs and Legal Officer, including his management of our legal, compliance, privacy, safety, cybersecurity and government affairs functions, as well as his leadership of our efforts to ensure fairness with respect to the in-app purchase fees imposed by mobile app stores and (iv) with respect to Mr. Eigenmann, his role as Chief Accounting Officer, including his management of our global accounting and financial reporting functions and his oversight of our continued transition to a unified global enterprise resource planning platform. NEO bonuses for 2022 are reported in the 2022 Summary Compensation Table included in the Executive Compensation section of this proxy statement.
Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company’s financial and other objectives.
Long-Term Incentives
Match Group believes that ownership shapes behavior and that providing a meaningful portion of a NEO’s compensation in stock-based awards aligns their incentives with stockholder interests in a manner that drives better performance over time. The primary long-term incentives for our NEOs have been RSU awards, and beginning in 2021, PSU awards.
In setting particular award levels, the predominant objectives have been providing the NEO with effective retention incentives and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.
The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, have generally been less relevant in setting annual equity awards, as the awards tend to be more forward looking, and intended as a longer-term retention and reward instrument than annual bonuses.
All Match Group equity awards have been approved by the Committee. When granting Match Group equity awards, the Committee takes into account factors such as historical practices, the Committee’s view of market compensation generally, the dilutive impact of equity awards and desired short-term and long-term dilution levels, and a given NEO’s existing equity holdings and their retention and incentive value.
Committee meetings at which the awards are made are generally scheduled well in advance and without regard to the timing of the release of earnings or other material information.
In March 2022, as part of the Company’s annual year-end compensation review, the Committee granted RSUs and PSUs to our NEOs as described in the table below. The values reflected in the table below are the target dollar values for each award. The number of RSUs and PSUs granted to each NEO was determined by dividing the values below by the 30-day volume-weighted average stock price ending on the date of Committee approval of the awards.

NEO	RSUs	PSUs (at target)
Sharmistha Dubey	$7,500,000	$7,500,000
Gary Swidler	$5,000,000	$5,000,000
Jared Sine	$3,000,000	$3,000,000
Phil Eigenmann	$700,000	—
The grant date fair values for these awards are reported in the 2022 Summary Compensation Table included in the Executive Compensation section of this proxy statement.
The RSU awards granted to Ms. Dubey and Messrs. Swidler and Sine vest in three equal installments on the first three anniversaries of the grant date, subject to their continued service through each vesting date. For additional information on the vesting of Mr. Swidler’s RSU awards, see —Amended and Restated Employment Agreement for Mr. Swidler below. The RSU award granted to Mr. Eigenmann vests in two equal installments on the first two anniversaries of the grant date, subject to his continued service through each vesting date. The PSU awards granted to Ms. Dubey and

Messrs. Swidler and Sine vest in full following the third anniversary of the grant date, subject to their continued service through the vesting date. As further described below under —Chief Executive Officer Transition-Related Compensation Decisions, Ms. Dubey forfeited the equity awards granted to her in March 2022.
Upon his hiring in May 2022, Mr. Kim received sign-on RSU and PSU awards in connection with his employment with the Company, and in July 2022, Mr. Swidler received special retention RSU and PSU awards. For more information on these awards, see —Chief Executive Officer Transition-Related Compensation Decisions, —Amended and Restated Employment Agreement for Mr. Swidler, and —Grants of Plan-Based Awards in 2022 below.
2022 PSUs. In February 2022, the Committee reviewed and approved the PSU award design for awards in 2022. The new PSU design was a result of a review and discussion among the Committee and its independent compensation consultant. The Committee considered competitive compensation data, Match Group’s business model and strategy and its performance to date in its decision to implement this new design.
The 2022 PSU awards have a performance period of three years and will be earned and vest in a single installment following the third anniversary of the grant date (except Mr. Swidler’s July 2022 PSU award, which vests following the end of the three-year performance period that begins on June 1, 2022, to align with Mr. Kim’s June 2022 PSU award). The portion of PSUs that is earned and vests is based on Match Group’s relative total stockholder return (the “rTSR”) percentile rank among the Nasdaq-100 index composite companies. The Committee believes that rTSR percentile ranking provides an easy-to-understand performance outcome, regardless of broader market conditions, and is less dependent on potential shifts in the overall stock market. Specifically, the portion of PSUs earned and vested is determined by applying a “rTSR multiplier” to the number of target PSUs as follows:

rTSR Percentile Ranking Among Nasdaq-100 Composite Companies	rTSR Multiplier(1)
Below 30th (Below Threshold)	0%
30th (Threshold)	30%
55th (Target)	100%
85th and above (Maximum)	225%
(1) For performance between the Threshold and Target performance levels or between the Target and Maximum performance levels, the rTSR multiplier will be interpolated between the levels on a straight-line basis. Failure to achieve the Threshold performance level will result in no shares being issued for the PSUs, and no additional shares will be issued for performance exceeding the Maximum performance level.
If Match Group’s TSR is negative for the applicable performance period, the maximum rTSR multiplier possible will be 100% regardless of relative performance.
Modification of 2021 PSUs. In 2021, the Committee granted certain of our NEOs PSU awards that are earned and vest in two equal installments on the third and fourth anniversaries of the grant date. In February 2022, to help account for the overweighting of larger companies in the Nasdaq-100, the Committee approved an amendment of such PSU awards to adjust the benchmark used in calculating Match Group’s relative stock growth, from the Nasdaq-100 index composite stock price, to the stock price of the median company within the index.
The portion of the PSUs that is earned and vests on each vesting date can range between 0% and 150% of the target PSUs depending on Match Group’s relative stock growth, measured as the percentage growth of Match Group’s stock price relative to the percentage stock price growth of the median company within the Nasdaq-100 stock market index over the applicable vesting period. Specifically, the portion of each installment of PSUs earned and vested on the applicable vesting date is determined as follows:
•100% of the PSUs if relative stock growth is zero;
•For each +1% or -1% of relative stock growth from zero, the PSUs earned and vested will increase or decrease, respectively, from 100% by 3%, with a maximum of 150% and a minimum of 0%, with linear interpolation between points; and
•Notwithstanding the foregoing, no PSUs will be earned or vested if both the relative stock growth and Match Group’s stock growth are negative for the applicable performance period.

Chief Executive Officer Transition-Related Compensation Decisions
Mr. Kim was appointed as our Chief Executive Officer and a member of the Board, effective May 31, 2022, succeeding Ms. Dubey, who has continued to serve as a member of the Board as a non-employee director.
Kim Compensation Arrangements
Upon his assumption of the Chief Executive Officer role, Mr. Kim entered into an employment agreement with the Company, pursuant to which he would receive: (i) an annual base salary of $1,000,000; (ii) a discretionary annual cash bonus, with a minimum bonus in respect of the 2022 calendar year of $2,000,000; (iii) equity awards (as described below); and (iv) customary health and retirement benefits. In accordance with his employment agreement, on June 1, 2022, Mr. Kim received (i) RSUs, with a target dollar value at grant of $7,000,000, vesting in three equal installments on the first three anniversaries of the grant date, subject to his continued service through each vesting date, and (ii) PSUs, with a target dollar value at grant of $9,000,000, vesting in full following the third anniversary of the grant date, subject to continued service and attainment of the rTSR percentile performance goals described in —Compensation Elements—Long-Term Incentives—2022 PSUs above. The number of RSUs and PSUs granted to Mr. Kim was determined by dividing the target dollar values by the volume-weighted average stock price for the period commencing on May 3, 2022 and ending on May 31, 2022. In accordance with his employment agreement, Mr. Kim is also eligible for future equity-based awards, as determined by the Board (with a value at grant targeted at $12,000,000 for 2023). The grant date fair values for Mr. Kim’s equity awards are reported in the 2022 Summary Compensation Table included in the Executive Compensation section of this proxy statement.
Dubey Departure
When she stepped down from her position as Chief Executive Officer, Ms. Dubey did not receive any additional compensation, benefits or vesting of long-term incentive awards beyond what she was otherwise entitled to under her employment agreement.
In accordance with her employment agreement, Ms. Dubey’s outstanding and unvested incentive equity awards vested as to 50% of the unvested shares on the effective date of her resignation, except that any equity awards that were subject to outstanding unsatisfied performance conditions vested only to the extent such performance conditions were satisfied as of the date of resignation. Based on the Company’s relative stock growth and total stockholder return as of the date of Ms. Dubey’s resignation, the Committee determined that none of the PSUs held by Ms. Dubey would vest.
Further, Ms. Dubey forfeited the equity awards granted to her in March 2022 as part of her compensation as Chief Executive Officer. Any remaining outstanding and unvested equity awards following such vesting and forfeiture will continue to vest as scheduled prior to Ms. Dubey’s resignation for so long as she remains a member of the Board or otherwise continues to provide services to the Company, subject to the terms and conditions of the applicable award agreements.
The vesting amounts relating to Ms. Dubey’s resignation are reported in the 2022 Option Exercises and Stock Vested Table included in the Executive Compensation section of this proxy statement.
Amended and Restated Employment Agreement for Mr. Swidler
To ensure retention of his service as Chief Financial Officer and Chief Operating Officer, in June 2022, the Committee approved an amended and restated employment agreement with Mr. Swidler after careful evaluation of Mr. Swidler’s existing compensation arrangements. The Committee determined that it was essential to provide for retention, encourage a high level of performance and provide stability during the CEO transition and a challenging economic environment. Material changes from Mr. Swidler’s previous employment agreement are described below.
In July 2022, in accordance with the terms of his amended and restated employment agreement, Mr. Swidler received (i) a special RSU award with a target dollar value at grant of $3,000,000, vesting in full on the third anniversary of the grant date, subject to his continued service through the vesting date; and (ii) a special PSU award with a target dollar value at grant of $4,000,000, vesting in full following a three‑year performance period beginning on June 1, 2022, subject to his continued service through the vesting date and attainment of the rTSR percentile performance goals described in —Compensation Elements—Long-Term Incentives—2022 PSUs above (such award, together with the special RSU award, the “Special Awards”). The number of RSUs and PSUs granted to Mr. Swidler was determined by dividing the target dollar values by the five-day volume-weighted average stock price ending on the date of grant.
In addition, all outstanding equity awards held by Mr. Swidler that were to vest solely based on the passage of time (excluding the Special Awards), as well as Mr. Swidler’s 2022 annual bonus opportunity, vested as follows: (i) as a result of Mr. Swidler’s continued employment through August 31, 2022, (x) all time-vesting awards that were eligible to vest in 2023 vested fully on an accelerated basis, and (y) Mr. Swidler’s 2022 annual bonus would be equal to $1,000,000 to be paid by January 31, 2023; and (ii) as a result of Mr. Swidler’s continued employment through December 31, 2022, (x) all then-unvested time-vesting awards vested fully on an accelerated basis, and (y) Mr. Swidler’s 2022 annual bonus was increased to $2,000,000, which was paid in January 2023.
Compensation Recovery (“Clawback”) Arrangements
Pursuant to the terms of our outstanding RSU awards, if an employee (including an NEO) is terminated for “cause” (as defined in the applicable equity incentive plan) or resigns in anticipation of being terminated for “cause,” or following a termination of employment for any reason, Match Group becomes aware that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for “cause” that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to the Company (the “Underlying Event”) (and which would not have been curable upon notice), then any unvested RSUs will be forfeited and cancelled in their entirety. In addition, if any RSUs vested after the Underlying Event, then Match Group will be entitled to recover from such employee (or NEO) at any time within two years after such vesting any amounts realized as a result of such vesting.
Stock Ownership Guidelines
In January 2022, Match Group adopted stock ownership guidelines for our NEOs and non-employee members of our Board of Directors. Under the guidelines, our NEOs are required to own a number of shares of our common stock with a value equal to a specified multiple of their annual base salary as follows:

Position	Multiple of Base Salary
Chief Executive Officer	6x
President and Chief Financial Officer	3x
Chief Business Affairs and Legal Officer	3x
All Other NEOs	2x
Shares counted toward the ownership requirement include shares beneficially owned directly or indirectly by the individual or immediate family members residing in the same household and shares underlying deferred share units granted under our Deferred Compensation Plan for Non-Employee Directors. Unvested RSUs, unexercised stock options, and equity-based awards settled in cash are not counted toward the ownership requirement.
Compliance with the minimum stock ownership requirement is determined annually on December 31. Once an individual meets the ownership requirement, any subsequent decrease in the share price will not impact compliance prior to the next valuation date. If an individual fails to satisfy the ownership requirement, they are required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of tax withholding obligations and, if applicable, the exercise price with respect to an equity award) resulting from the settlement of RSU awards or the exercise of stock options. Individuals are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) becoming an NEO or non-employee member of our Board of Directors, as applicable.
Change in Control
Match Group believes that providing our NEOs with change in control protection is important in allowing NEOs to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. The terms of equity awards granted to our NEOs generally include a “double-trigger” change in control provision, as provided for under the Match Group, Inc. 2015 Stock and Annual Incentive Plan (as amended, the “2015 Plan”), the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan (as amended, the “2017 Plan”) and the Match Group, Inc. 2020 Stock and Annual Incentive Plan (the “2020 Plan”), which provides for the acceleration of the vesting of outstanding equity awards in connection with a change in control of Match Group, but only when the NEO experiences an involuntary termination of employment without cause or the NEO resigns for good reason, in each case during the two-year period following such change in control.
In addition, the terms of Mr. Kim's employment agreement provide for certain enhanced payments and benefits in connection with a change in control of Match Group upon the occurrence of certain other additional triggers as further described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control—Amounts and Benefits Payable in Connection With a Change in Control—Mr. Kim.

The Committee believes that providing benefits in these circumstances will assist in the retention of our NEOs through a change in control transaction. We do not provide any tax reimbursement or gross-up if a change in control triggers excise tax under Section 4999 of the Code of the Internal Revenue Code. Estimated payments to our NEOs in the event of a change in control are described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control.
Severance
We generally provide our NEOs with some amount of salary and health benefits continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Except as described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control, the Company generally does not provide for the acceleration of the vesting of equity awards in the event a NEO voluntarily resigns from the Company.
Other Compensation
Under limited circumstances, certain Match Group executive officers have received non-cash and non-equity compensatory benefits. The value of these benefits, if applicable, is reported under the All Other Compensation column of the 2022 Summary Compensation Table included in the Executive Compensation section of this proxy statement pursuant to applicable rules. Match Group NEOs do not participate in any deferred compensation or retirement program other than the Company’s Section 401(k) retirement savings plan, which includes matching contributions from the Company on a dollar for dollar basis up to $10,000 per year.
Tax Deductibility
Effective for taxable years beginning after December 31, 2017, compensation in excess of $1 million paid to our current NEOs and certain former named executive officers is generally not tax deductible. The Committee reserves the right to pay compensation that is not fully tax deductible if it determines that such compensation is consistent with the Company’s best interests.
COMPENSATION COMMITTEE REPORT
The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Match Group’s 2022 Annual Report on Form 10-K and this proxy statement.
Members of the Compensation and Human Resources Committee
Ann L. McDaniel (Chairperson)
Melissa Brenner
Pamela S. Seymon
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The membership of the Compensation and Human Resources Committee during 2022 consisted of Mmes. Brenner, McDaniel (Chair) and Seymon. None of them has been an officer or employee of Match Group at any time during their respective service on the committee.

EXECUTIVE COMPENSATION
Overview
This Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executive officers for our fiscal year ended December 31, 2022, as well as Match Group awards granted to our named executive officers in 2022, Match Group, IAC and certain other equity awards held by our named executive officers on December 31, 2022, and the dollar value realized by our named executive officers upon the vesting and exercise of Match Group equity awards during 2022.
2022 Summary Compensation Table
The following table sets forth information concerning the compensation paid to each of our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total
Bernard Kim	2022	$553,846		$2,000,000	$21,307,365	$60,000	$23,921,211
Chief Executive Officer
(since May '22)
Sharmistha Dubey	2022	$424,039	(4)	—	$18,771,038	$3,821,298	$23,016,375
Former Chief Executive Officer	2021	$750,000		$3,500,000	$21,137,675	$10,000	$25,397,675
(until May '22)	2020	$729,508		$3,500,000	$9,465,624	$10,000	$13,705,132
Gary Swidler	2022	$675,000		$2,000,000	$20,992,633	$10,000	$23,677,633
President and CFO (since Jan. '23)	2021	$675,000		$2,000,000	$12,682,669	$10,000	$15,367,669
COO and CFO (until Jan. '23)	2020	$662,705		$2,000,000	$6,057,996	$10,000	$8,730,701
Jared F. Sine	2022	$500,000		$425,000	$7,630,840	$10,000	$8,565,840
Chief Bus. Affairs & Legal Officer	2021	$500,000		$900,000	$15,583,744	$10,000	$16,993,744
	2020	$400,000		$700,000	$2,499,960	$10,000	$3,609,960
Philip Eigenmann	2022	$400,000		$205,000	$677,868	$10,000	$1,292,868
Chief Accounting Officer	2021	$300,000		$240,000	$345,721	$10,000	$895,721
	2020	$300,000		$220,000	$320,581	$10,000	$850,581
______________________
(1)    Reflects the aggregate grant date fair value of Match Group RSU and PSU awards, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of PSU awards is reflected based upon the probable outcome of the performance conditions associated with such PSU awards as of the grant date and is calculated using a lattice model that incorporates a Monte Carlo simulation, using the assumptions described below. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with the PSUs. The table below provides the grant date fair value of PSU awards granted to our named executive officers in 2022 assuming that the highest level of performance conditions will be achieved. Mr. Eigenmann did not receive a PSU award in 2022. In connection with her resignation as Chief Executive Officer, Ms. Dubey forfeited the equity awards granted to her in 2022.

Name	Grant Date	Maximum Grant Date Fair Value of PSUs Granted in 2022
Bernard Kim	6/1/22	$21,295,275
Sharmistha Dubey	3/1/22	$16,341,939
Gary Swidler	3/1/22	$10,894,479
	7/1/22	$8,881,918
Jared F. Sine	3/1/22	$6,536,754
The assumptions used to calculate the grant date fair values of the PSUs granted to Ms. Dubey and Messrs. Swidler and Sine in March 2022 are as follows: expected volatility (47.65%), risk-free interest rate (1.46%) and expected term (3.00 years). The assumptions used to calculate the grant date fair value of the PSUs granted to Mr. Kim in June 2022 are as follows: expected volatility (50.72%), risk-free interest rate (2.81%) and expected term (3.00 years). The assumptions used to calculate the grant date fair value of the PSUs granted to Mr. Swidler in July 2022 are as follows: expected volatility (51.88%), risk-free interest rate (2.81%) and expected term (2.92 years).
(2)    The modification in February 2022 of PSU awards granted to Ms. Dubey and Messrs. Swidler and Sine in 2021 resulted in remeasurement of accounting expense recognized through the remaining vesting periods under GAAP resulting in incremental fair value that is reported for 2022. The incremental fair values of the modified awards impacting the amount reported for 2022 are $1,223,708, $734,230 and $611,854 for Ms. Dubey and Messrs. Swidler and Sine, respectively. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—Modification of 2021 PSUs above for additional information regarding the modifications.
(3)    Other compensation includes 401(k) matching contributions made by the Company for all named executive officers in all relevant periods and (i) with respect to Mr. Kim in 2022, $50,000 paid by the Company on Mr. Kim's behalf for legal expenses relating to the negotiation of Mr. Kim's employment agreement with the Company, and (ii) with respect to Ms. Dubey in 2022, $29,258 in fees earned for non-employee director services performed during 2022 following her resignation as Chief Executive Officer and $3,782,040, which represents the value of RSUs that vested on an accelerated basis on May 31, 2022 pursuant to Ms. Dubey's employment agreement as a result of her resignation as Chief Executive Officer on such date, which vestings settled on December 1, 2022 pursuant to Ms. Dubey's employment agreement and Section 409A of the Internal Revenue Code. Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value reflected for Ms. Dubey's RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company's common stock on the last market date immediately preceding the settlement date.
(4)    The amount reflected as Salary for Ms. Dubey in 2022 includes $86,539 for accrued but unused vacation paid to Ms. Dubey upon her resignation as Chief Executive Officer .
Grants of Plan-Based Awards in 2022
The table below provides information regarding Match Group RSU and PSU awards granted to our named executive officers in 2022 and certain modifications in 2022 of Match Group PSU awards held by our named executive officers. The grant date fair value of the RSU awards is calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date. The grant date fair value of the PSU awards is calculated using a Monte Carlo simulation to reflect the probable outcome of the performance conditions associated with such PSU awards as of the grant date, incorporating the assumptions described above under Executive Compensation—2022 Summary Compensation Table.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Bernard Kim	6/1/22(1)	5/2/22	—	—	—	92,899	$7,361,317
	6/1/22(2)	5/2/22	35,832	119,442	268,744	—	$13,946,048
Sharmistha Dubey	3/1/22(3)	2/24/22	—	—	—	65,777	$7,263,096
	3/1/22(4)	2/24/22	19,733	65,777	147,998	—	$10,284,234
	2/24/22(5)	2/24/22	—	—	—	—	$1,223,708
Gary Swidler	3/1/22(6)	2/24/22	—	—	—	43,851	$4,842,027
	3/1/22(2)	2/24/22	13,155	43,851	98,664	—	$6,856,104
	7/1/22(7)	6/9/22	—	—	—	41,413	$2,960,615
	7/1/22(8)	6/9/22	16,565	55,218	124,240	—	$5,599,657
	2/24/22(5)	2/24/22	—	—	—	—	$734,230
Jared F. Sine	3/1/22(1)	2/24/22	—	—	—	26,311	$2,905,261
	3/1/22(2)	2/24/22	7,893	26,311	59,199	—	$4,113,725
	2/24/22(5)	2/24/22	—	—	—	—	$611,854
Philip Eigenmann	3/1/22(9)	2/24/22	—	—	—	6,139	$677,868
______________________
(1)    Represents RSUs that vest in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service.
(2)    Represents PSUs that vest on the third anniversary of the grant date, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with these PSUs.

(3)    Represents RSUs that were scheduled to vest in three equal installments on each of the first, second and third anniversaries of the grant date. In connection with her resignation as Chief Executive Officer, Ms. Dubey forfeited the equity awards granted to her in 2022.
(4)    Represents PSUs that were scheduled to vest on the third anniversary of the grant date, subject to the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with these PSUs. In connection with her resignation as Chief Executive Officer, Ms. Dubey forfeited the equity awards granted to her in 2022.
(5)    Represents the modification of PSUs granted to Ms. Dubey and Messrs. Swidler and Sine in 2021. The amount reported under "Grant Date Fair Value of Stock Awards" reflects the incremental fair value of the modified awards due to remeasurement of the accounting expense recognized through the remaining vesting periods under GAAP as a result of the modification. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—Modification of 2021 PSUs above for additional information regarding the modifications.
(6)    Represents RSUs that were originally scheduled to vest in three equal installments on each of the first, second and third anniversaries of the grant date. Pursuant to the amendment and restatement of Mr. Swidler's employment agreement in June 2022, the portion of the RSUs that were scheduled to vest in 2023 vested on an accelerated basis on August 31, 2022 and the remaining portion of the RSUs vested fully on an accelerated basis on December 31, 2022. See the discussion under Compensation Discussion and Analysis—Amended and Restated Employment Agreement for Mr. Swidler above for additional information regarding the amended and restated employment agreement.
(7)    Represents RSUs that vest on the third anniversary of the grant date, subject to continued service.
(8)    Represents PSUs that vest on June 1, 2025, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with these PSUs.
(9)    Represents RSUs that vest in two equal installments on each of the first and second anniversaries of the grant date, subject to continued service.

Outstanding Equity Awards at 2022 Fiscal Year-End
The table below provides information regarding (i) Match Group stock options, RSUs and PSUs, (ii) IAC stock options and (iii) certain other equity awards, as applicable, held by our named executive officers on December 31, 2022. The market value of Match Group RSU and PSU awards is based on the closing market price of Match Group common stock ($41.49) on December 30, 2022, the last business day of 2022.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bernard Kim	6/1/22	—	—	—	92,899(1)	$3,854,380	—	—
	6/1/22	—	—	—	—	—	35,832(2)	$1,486,670
Sharmistha Dubey	2/9/17	47,517	$16.4813	2/9/27	—	—	—	—
	2/18/20	—	—	—	31,893(3)	$1,323,241	—	—
	6/30/20	10,792(4)	$20.9839	12/1/26	—	—	—	—
	6/30/20	5,000(5)	$13.2587	12/1/26	—	—	—	—
	2/19/21	—	—	—	11,018(6)	$457,137	99,166(7)	$4,114,397
	5/25/21	8,117(8)	$4.1083	12/1/26	—	—	—	—
Gary Swidler	9/17/15	30,857	$14.2162	9/17/25	—	—	—	—
	2/9/17	102,559	$16.4813	2/9/27	—	—	—	—
	2/22/18	108,608	$37.7136	2/22/28	—	—	—	—
	6/30/20	10,792(4)	$20.9839	12/1/26	—	—	—	—
	2/19/21	—	—	—	—	—	59,500(7)	$2,468,655
	3/1/22	—	—	—	—	—	13,155(2)	$545,801
	7/1/22	—	—	—	41,413(9)	$1,718,225	16,565(10)	$687,282
Jared F. Sine	2/9/17	27,152	$16.4814	2/9/27	—	—	—	—
	2/18/20	—	—	—	22,463(9)	$931,990	—	—
	2/19/21	—	—	—	11,018(6)	$457,137	49,583(7)	$2,057,199
	3/2/21	—	—	—	32,883(11)	$1,364,316	—	—
	3/1/22	—	—	—	26,311(1)	$1,091,643	7,893(2)	$327,481
Philip Eigenmann	2/9/17	11,133	$16.4819	2/9/27	—	—	—	—
	11/7/17	10,861	$24.7680	11/7/27	—	—	—	—
	2/18/20	—	—	—	1,852(9)	$76,839	—	—
	2/19/21	—	—	—	1,611(12)	$66,840	—	—
	3/1/22	—	—	—	6,139(13)	$254,707	—	—
______________________
(1)    Represents Match Group RSUs that vest in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service.
(2)    Represents Match Group PSUs that vest on the third anniversary of the grant date, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with these PSUs. The number of PSUs outstanding on December 31, 2022 reflects the number of PSUs that would be earned if the threshold level of performance is achieved.
(3)    Represents Match Group RSUs that vest on September 1, 2023, subject to continued service.
(4)    Represents Match Group stock options that were issued in respect of Former IAC stock options in connection with the Separation (discussed below under Relationships Involving Significant Stockholders — The Separation of Match Group and IAC).

(5)    Represents IAC stock options that were issued in respect of Former IAC stock options in connection with the Separation. The Former IAC stock options were granted to Former Match Group (defined below under Relationships Involving Significant Stockholders — The Separation of Match Group and IAC) executives by the Former IAC Compensation and Human Resources Committee in December 2016 in respect of services they provided to Match Group.
(6)    Represents Match Group RSUs that vest in two equal installments on each of the second and third anniversaries of the grant date, subject to continued service.
(7)    Represents Match Group PSUs that vest in two equal installments on each of third and fourth anniversaries of the grant date, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—Modification of 2021 PSUs above for additional information regarding the performance conditions associated with these PSUs. The number of PSUs outstanding on December 31, 2022 reflects the number of PSUs that would be earned if the target level of performance is achieved. These PSUs do not contain a threshold or minimum performance target.
(8)    Represents stock options of Vimeo, Inc. that were issued in respect of the IAC stock options described in footnote (5) above in connection with the spin-off by IAC of its Vimeo business in 2021.
(9)    Represents Match Group RSUs that vest on the third anniversary of the grant date, subject to continued service.
(10)    Represents Match Group PSUs that vest on June 1, 2025, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2022 PSUs above for additional information regarding the performance conditions associated with these PSUs. The number of PSUs outstanding on December 31, 2022 reflects the number of PSUs that would be earned if the threshold level of performance is achieved.
(11)    Represents Match Group RSUs that vest on the third anniversary of the grant date, subject to continued service. The vesting of these RSUs may be accelerated if (i) Mr. Sine terminates his employment for any reason at any time after March 2, 2023 and (ii) on or before the date of termination, the Board approves a non-interim successor of Mr. Sine.
(12)    Represents Match Group RSUs that vest in three equal installments on each of the second, third and fourth anniversaries of the grant date, subject to continued service.
(13)    Represents Match Group RSUs that vest in two equal installments on each of the first and second anniversaries of the grant date, subject to continued service.
2022 Option Exercises and Stock Vested
The table below provides information regarding the number of shares acquired by our named executive officers upon the exercise of Match Group stock options and the vesting of Match Group RSUs in 2022, and the related value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Bernard Kim	—	—	—		—
Sharmistha Dubey	—	—	245,746	(2)	$20,984,784
Gary Swidler	—	—	172,164		$12,908,833
Jared F. Sine	—	—	43,572		$4,874,650
Philip Eigenmann	—	—	6,861		$769,223
______________________
(1)    Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, except as described in footnote (2) below, the value realized on vesting of RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the last market date immediately preceding the vesting date.
(2)    Includes 74,803 RSUs that vested on an accelerated basis on May 31, 2022 pursuant to Ms. Dubey's employment agreement as a result of her resignation as Chief Executive Officer on such date, which vestings settled on December 1, 2022 pursuant to Ms. Dubey's employment agreement and Section 409A of the Internal Revenue Code. Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value realized on vesting of these RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company's common stock on the last market date immediately preceding the settlement date.

Estimated Potential Payments Upon Termination or Change in Control
Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executive officers to certain payments and benefits upon certain terminations of employment (including certain terminations during specified periods following a change in control of Match Group). For information regarding payments and benefits provided to Ms. Dubey in connection with her resignation as Chief Executive Officer on May 31, 2022, see Compensation Discussion and Analysis—Chief Executive Officer Transition-Related Compensation Decisions—Dubey Departure above.
Amounts and Benefits Payable Upon a Qualifying Termination
Upon a termination of the named executive officer’s employment by the Company without cause (other than by reason of death or disability) or the named executive officer’s resignation for good reason (a “Qualifying Termination”) as of December 31, 2022, pursuant to the terms of such named executive officer’s employment agreement in effect at the time, and subject to the execution and non-revocation of a release and compliance with customary post-termination covenants as further described below, each of Messrs. Kim, Swidler and Sine is entitled to:
•salary continuation for 12 months from the date of such Qualifying Termination payable in biweekly installments, subject, in the case of Messrs. Swidler and Sine, to offset for any amounts earned from other employment;
•in the case of Mr. Kim, payment in a lump sum of an amount equal to the sum of (i) his annual target bonus amount and (ii) any accrued but unpaid annual bonus for the year prior to termination;
•accelerated vesting of the portion of any outstanding and unvested equity awards that would have vested through (i) the second anniversary of such Qualifying Termination in the case of Mr. Kim and (ii) the first anniversary of the date of such Qualifying Termination in the case of Messrs. Swidler and Sine, provided in each case that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent that, and at such time as, such performance conditions are satisfied during such post-termination periods; and
•continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to the named executive officer).
Pursuant to their respective employment agreements in effect on December 31, 2022, each of Messrs. Kim, Swidler and Sine is bound by covenants not to compete with Match Group and not to solicit Match Group’s employees or business partners during the term of the executive’s employment and for 18 months thereafter in the case of Mr. Kim, and 12 months thereafter in the case of Messrs. Swidler and Sine. Each of Messrs. Kim, Swidler and Sine has also agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.
Amounts and Benefits Payable Upon a Termination Due to Death or Disability
Upon a termination of employment due to death or disability, pursuant to their respective employment agreements in effect on December 31, 2022, each of Messrs. Kim, Swidler and Sine (or their designated beneficiaries) will be entitled to payment in a lump sum of base salary through the end of the month in which such termination occurs. Additionally, upon a termination due to death, the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such termination will vest, provided that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent that, and at such time as, such performance conditions are satisfied during such one-year period.
Amounts and Benefits Payable in Connection With a Change in Control
General. There are no arrangements with the named executive officers that provide for payments solely upon a change in control of Match Group.
Mr. Kim. Upon a Qualifying Termination that occurs during the one-year period following a change in control of Match Group, in accordance with the 2017 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by Mr. Kim will be accelerated and, subject to the execution and non-revocation of a release and compliance with the post-termination covenants described above under —Amounts and Benefits Payable Upon a Qualifying Termination, pursuant to the terms of his employment agreement in effect on December 31, 2022, Mr. Kim is entitled to the following benefits:

•salary continuation for 18 months from the date of such Qualifying Termination payable in biweekly installments;
•payment in a lump sum of an amount equal to the sum of (i) 1.5 times his annual target bonus amount and (ii) any accrued but unpaid annual bonus for the year prior to termination;
•any equity awards that are subject to outstanding unsatisfied performance conditions shall be deemed earned at the greater of target and actual performance as of the date of such change in control; and
•continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 18 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to Mr. Kim).
Upon a Qualifying Termination that occurs more than one year following a change in control of Match Group but during the two-year period following such change in control, in accordance with the 2017 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by Mr. Kim will be accelerated. In addition, pursuant to his employment agreement in effect on December 31, 2022, Mr. Kim is entitled to receive the amounts set forth above under —Amounts and Benefits Payable Upon a Qualifying Termination.
Further, pursuant to the terms of Mr. Kim's employment agreement in effect on December 31, 2022, in the event of a change in control of Match Group in which the successor or acquiring company fails to either (i) assume Mr. Kim's outstanding equity awards or (ii) substitute such awards with similar awards, then any performance metrics applicable to any such awards will be deemed satisfied at the greater of target and actual performance and all outstanding equity awards held by Mr. Kim will vest immediately prior to such change in control.
Other NEOs. Upon a Qualifying Termination that occurs during the two-year period following a change in control of Match Group, in accordance with the 2015 Plan, the 2017 Plan and the 2020 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by each of Messrs. Swidler, Sine and Eigenmann will be accelerated. In addition, pursuant to their respective employment agreements in effect on December 31, 2022, each of Messrs. Swidler and Sine is entitled to receive the amounts set forth above under —Amounts and Benefits Payable Upon a Qualifying Termination.
Additional Amounts and Other Amounts and Benefits Payable to Chief Business Affairs and Legal Officer Upon Termination
Pursuant to the terms of Mr. Sine’s March 2022 RSU award, if (i) Mr. Sine terminates his employment for any reason at any time after March 2, 2023 and (ii) on or before the date of his termination, the Board approves a non-interim successor of Mr. Sine, the vesting of such RSUs will be accelerated on the date of his termination.

Potential Payments Upon Termination or Change in Control Table
The amounts that would become payable to our named executive officers (other than Ms. Dubey) upon the events described above, assuming a termination or change in control date of December 30, 2022 (the last business day of 2022), are described and quantified in the table below. These amounts, which, except for the gross-up relating to COBRA benefits, exclude the effect of any applicable taxes, are based on the named executive officer’s base salary, target annual bonus amount, the number of Match Group equity awards outstanding, and the closing price of Match Group common stock ($41.49), on December 30, 2022. For information regarding payments and benefits provided to Ms. Dubey in connection with her resignation as Chief Executive Officer on May 31, 2022, see Compensation Discussion and Analysis—Chief Executive Officer Transition-Related Compensation Decisions—Dubey Departure above.

Name and Benefit	Qualifying Termination	Qualifying Termination During the One Year Period Following a Change in Control of Match Group	Qualifying Termination During the Two Year Period Following a Change in Control of Match Group(1)	Death	Change in Control without Assumption or Substitution of Awards
Bernard Kim
Continued salary	$1,000,000	$1,500,000	$1,000,000	—	—
Bonus payment	$2,000,000	$3,000,000	$2,000,000	—	—
Continued health coverage(2)	$47,103	$69,018	$47,103	—	—
Market value of Match Group RSUs that would vest(3)	$2,569,600	$3,854,380	$3,854,380	$1,284,821	$3,854,380
Market value of Match Group PSUs that would vest(4)	—	$4,955,649	$4,955,649	—	$4,955,649
Total estimated incremental value	$5,616,703	$13,379,047	$11,857,132	$1,284,821	$8,810,029
Gary Swidler
Continued salary	$675,000	$675,000	$675,000	—	—
Continued health coverage(2)	$52,056	$52,056	$52,056	—	—
Market value of Match Group RSUs that would vest(3)	—	$1,718,225	$1,718,225	—	—
Market value of Match Group PSUs that would vest(4)	—	$6,579,028	$6,579,028	—	—
Total estimated incremental value	$727,056	$9,024,309	$9,024,309	—	—
Jared F. Sine
Continued salary	$500,000	$500,000	$500,000	—	—
Continued health coverage(2)	$40,254	$40,254	$40,254	—	—
Market value of Match Group RSUs that would vest(3)	$1,524,467	$3,845,086	$3,845,086	$1,524,467	—
Market value of Match Group PSUs that would vest(4)	—	$3,148,842	$3,148,842	—	—
Total estimated incremental value	$2,064,721	$7,534,182	$7,534,182	$1,524,467	—
Philip Eigenmann
Market value of Match Group RSUs that would vest(3)	—	$398,387	$398,387	—	—
Total estimated incremental value	—	$398,387	$398,387	—	—
______________________
(1)    With respect to Mr. Kim, amounts in this column assume that a Qualifying Termination occurs more than one year and less than two years following a change in control of Match Group.
(2)    Represents the total payments necessary to cover the full premiums for continued coverage under the Company’s medical and dental plans through COBRA for (i) 18 months in the case of Mr. Kim and a Qualifying Termination during the one-year period following a change in control of Match Group and (ii) 12 months for all other applicable NEOs and events, in each case grossed up for applicable taxes. For Messrs. Kim and Sine, the COBRA rates reflect the named executive officer’s coverage level elections as of December 30, 2022. Mr. Swidler had not elected to participate in Company healthcare coverage as of December 30, 2022, therefore the amount indicated represents the COBRA rates that would apply if he had elected the highest levels of coverage as of such date.
(3)    Represents the closing price of Match Group common stock ($41.49) on December 30, 2022, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event.

(4)    Represents the closing price of Match Group common stock ($41.49) on December 30, 2022, multiplied by the number of PSUs accelerated upon the occurrence of the relevant event. The number of PSUs accelerated upon the occurrence of (i) a Qualifying Termination during each of the one-year and two-year periods following a change in control of Match Group and (ii) a change in control of Match Group in which the successor or acquiring company fails to either (a) assume Mr. Kim's outstanding equity awards or (b) substitute such awards with similar awards, is reflected as the number of PSUs that would be earned assuming the target level of performance is achieved.
CEO Pay Ratio
In accordance with Item 402(u) under Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer, Bernard Kim. The pay ratio disclosure set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.
For the fiscal year ended December 31, 2022: (i) the estimated median of the annual total compensation of all Match Group employees (other than Mr. Kim) was approximately $129,000, (ii) Mr. Kim's annual total compensation for purposes of Item 402(u) was $24,367,365, and (iii) the ratio of annual total compensation of Mr. Kim to the median of the annual total compensation of our other employees was 189 to 1. Mr. Kim's annual total compensation for this purpose equals Mr. Kim's total compensation as disclosed under Executive Compensation—2022 Summary Compensation Table plus an additional amount that reflects the annualizing of his base salary for 2022 consistent with applicable SEC guidance.
In making the determinations above, we first identified our total number of employees as of December 31, 2022 (2,746 in total, 1,547 of which were located in the United States and 1,199 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together comprise less than 5% of our total employees: Australia (4 employees), China (1 employee), Egypt (9 employees), Germany (10 employees), India (11 employees), Indonesia (1 employee), Ireland (20 employees), Italy (1 employee), Singapore (16 employees), Spain (6 employees), Sweden (1 employee), Switzerland (1 employee), Thailand (1 employee), Turkey (2 employees), the United Kingdom (22 employees) and Vietnam (1 employee). After excluding employees in these jurisdictions, our pay ratio calculation included 2,639 of our total 2,746 employees.
To identify our median employee from this employee population, as permitted by SEC rules, we selected base pay in 2022 as our consistently applied compensation measure, which we then compared across the applicable employee population. We annualized the compensation of permanent employees who were hired in 2022 but did not work for us for the entire year. After we identified the median employee, we determined such employee’s annual total compensation in the same manner as we determined Mr. Kim's total compensation disclosed under Executive Compensation—2022 Summary Compensation Table.
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2022, regarding Match Group equity compensation plans pursuant to which grants of Match Group equity awards or other rights to acquire shares of Match Group common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	9,894,313	(2)	$21.19	(3)	30,652,323	(4)
Equity compensation plans not approved by security holders	—		$—		—
Total	9,894,313	(2)	$21.19	(3)	30,652,323	(4)
______________________
(1)    Consists of the 2015 Plan, the 2017 Plan, the 2020 Plan and the Match Group, Inc. 2021 Global Employee Stock Purchase Plan (the “ESPP”).
(2)    Includes an aggregate of: (i) up to 6,204,036 shares issuable upon the vesting of Match Group RSUs and PSUs and reflects the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, (ii) 3,686,567 shares issuable upon the exercise of outstanding Match Group stock options and (iii) 3,710 shares issuable pursuant to deferred share units accrued under the 2020 Match Group, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Deferred Compensation Plan"), in each case, as of December 31, 2022.
(3)    Excludes RSUs, PSUs and deferred share units as no exercise price is associated with such units.
(4)    Includes 2,821,707 shares remaining available for issuance under the ESPP and an aggregate of 27,830,616 shares remaining available for issuance under the 2015 and 2017 Plans, assuming the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, in each case, as of December 31, 2022. Shares issued pursuant to deferred share units are issued pursuant to the 2017 Plan. The number of shares subject to outstanding purchase rights under the ESPP is indeterminable as of December 31, 2022 as the purchase price and corresponding number of shares to be purchased is unknown until the end of each purchase period.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between compensation "actually paid" ("CAP") to our CEOs, or principal executive officers ("PEOs") (Amanda Ginsberg from December 2017 until March 2020, identified below as "PEO 1", Sharmistha Dubey from March 2020 until May 2022, identified below as "PEO 2", and Bernard Kim since May 2022, identified below as "PEO 3"), and our other NEOs, and certain financial performance of the Company. For further information concerning the Company’s performance-based approach to executive compensation and how the Company aligns executive compensation with the Company’s performance, refer to Compensation Discussion and Analysis—Philosophy and Objectives above.

Year	Summary Compensation Table ("SCT") Total for PEO 1(1)	SCT Total for PEO 2(1)	SCT Total for PEO 3(1)	Compensation Actually Paid to PEO 1(2)(3)	Compensation Actually Paid to PEO 2(3)(4)	Compensation Actually Paid to PEO 3(3)(5)	Average SCT Total for Non-PEO NEOs(6)	Average Compensation Actually Paid to Non-PEO NEOs(3)(7)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Adjusted Operating Income (in thousands)(9)
									Total Shareholder Return ("TSR")	Peer Group TSR(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
2022	—	$23,016,375	$23,921,211	—	$(17,274,848)	$9,915,322	$11,178,780	$(3,540,359)	$51	$132	$359,919	$1,128,736
2021	—	$25,397,675	—	—	$13,576,838	—	$11,085,711	$7,416,614	$161	$201	$276,554	$1,068,456
2020	$132,951	$13,705,132	—	$30,907,303	$43,934,291	—	$4,397,081	$14,883,063	$184	$147	$221,609	$896,779
______________________
(1)    The dollar amounts reported in columns (b), (c) and (d) are the amounts of total compensation reported for each PEO for each corresponding year in the "Total" column of the SCT.
(2)    The dollar amount reported in column (e) represents the CAP for Ms. Ginsberg, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amount does not reflect the actual amount of compensation earned by or paid to Ms. Ginsberg during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Ginsberg's total compensation for the applicable year to determine CAP:

Year	Reported SCT Total	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2020	$132,951	—	$30,774,352	$30,907,303
(a)    The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column of the SCT for the applicable year.
(b)    The equity award adjustments for the applicable year include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2020	—	$22,876,120	—	$7,898,232	—	—	$30,774,352
(3)    All valuations of equity awards were estimated using assumptions and methodologies substantially consistent with those used at grant and in accordance with the principles in FASB ASC Topic 718, Compensation – Stock Compensation. The fair value of Match Group PSU awards is reflected based upon the probable outcome of the performance conditions associated with such PSU awards as of the valuation date. Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value on vesting of RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the last market date immediately preceding the vesting date.
(4)    The dollar amounts reported in column (f) represents the CAP for Ms. Dubey, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Dubey during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Dubey's total compensation for each applicable year to determine CAP:

Year	Reported SCT Total	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2022	$23,016,375	$(18,771,038)	$(21,520,185)	$(17,274,848)
2021	$25,397,675	$(21,137,675)	$9,316,838	$13,576,838
2020	$13,705,132	$(9,465,624)	$39,694,783	$43,934,291
(a)    The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column of the SCT for each applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	—	$(12,195,292)	—	$(9,324,893)	—	—	$(21,520,185)
2021	$12,900,791	$(4,841,102)	—	$1,257,149	—	—	$9,316,838
2020	$19,287,157	$20,585,739	—	$(178,113)	—	—	$39,694,783
(5)    The dollar amount reported in column (g) represents the CAP for Mr. Kim, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amount does not reflect the actual amount of compensation earned by or paid to Mr. Kim during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Kim's total compensation for the applicable year to determine CAP:

Year	Reported SCT Total	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2022	$23,921,211	$(21,307,365)	$7,301,476	$9,915,322
(a)    The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column of the SCT for the applicable year.
(b)    The equity award adjustments for the applicable year include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$7,301,476	—	—	—	—	—	$7,301,476
(6)    The dollar amounts reported in column (h) are the averages of the amounts of total compensation reported for the Company’s NEOs as a group, excluding any PEOs serving during each year (the "Non-PEO NEOs"), in the “Total” column of the SCT for each corresponding year. The Non-PEO NEOs included in each year for purposes of calculating the average amounts are Gary Swidler, Jared F. Sine and Philip Eigenmann.
(7)    The dollar amounts reported in column (i) represent the average CAP of the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine CAP:

Year	Average Reported SCT Total for Non-PEO NEOs	Average Reported Value of Equity Awards(a)	Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs*
2022	$11,178,780	$(9,767,114)	$(4,952,026)	$(3,540,360)
2021	$11,085,711	$(9,537,378)	$5,868,281	$7,416,614
2020	$4,397,081	$(2,959,512)	$13,445,495	$14,883,063
*    Amounts may not total due to rounding
(a)    The average reported value of equity awards represents the average grant date fair value of equity awards granted to the Non-PEO NEOs as reported in the “Stock Awards” column of the SCT for each applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted During the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments*
2022	$1,899,557	$(5,156,099)	$679,496	$(2,374,980)	—	—	$(4,952,026)
2021	$6,274,565	$(1,118,609)	—	$712,325	—	—	$5,868,281
2020	$6,023,107	$6,934,928	—	$487,460	—	—	$13,445,495
*    Amounts may not total due to rounding
(8)    Represents peer group TSR weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Russell 1000 Technology Index.
(9)    Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable.
Financial Performance Measures
As described in greater detail in Compensation Discussion and Analysis above, the Company’s executive compensation program reflects a performance-based approach. The financial performance measures used by the Company to link the CAP of the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Adjusted Operating Income
•Revenue
•3-year relative TSR percentile ranking among Nasdaq-100 index composite companies
Analysis of Information Presented in the Pay versus Performance Table
As described in more detail in Compensation Discussion and Analysis above, the Company’s executive compensation program reflects a performance-based approach. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K under the Securities Act) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. For purposes of the charts below, we have combined the CAP of the PEO serving as of the end of each year (Ms. Dubey in 2020 and 2021 and Mr. Kim in 2022) with the CAP of any other PEO that served in that role during each such year (Ms. Ginsberg in 2020 and Ms. Dubey in 2022).
CAP and Cumulative TSR
As shown in the graph below, the CAP of our PEOs serving during each year and the average CAP of the Company’s Non-PEO NEOs are aligned with the Company’s cumulative TSR over the three years presented in the Pay versus Performance table. The alignment of CAP with the Company’s cumulative TSR over the period presented is largely because a significant portion of the CAP of our NEOs is comprised of equity awards, including, in 2021 and 2022, PSUs that pay out based on the Company's TSR relative to Nasdaq-100 index companies. The CAP of our PEOs serving during 2020 as shown in each of the following graphs is reflective of the significant increase in the Company's stock price from the end of 2019 to the end of 2020, which is also reflected by the value as of the end of 2020 of a $100 investment in the Company's stock at the end of 2019, which was $184 as shown in the following graph.

CAP vs. Company TSR
Compensation Actually Paid
(in thousands)
$100,000
$75,000
$50,000
$25,000
$—
$(25,000)
Company Cumulative TSR
$200
$150
$100
$50
$—
$184
$161
$51
$74,842
$14,883
$13,577
$7,417
$(7,360)
$(3,540)
2020
2021
2022
PEO CAP
Non-PEO NEOs Average CAP
TSR

CAP and Net Income
As shown in the graph below, the Company’s net income has steadily increased while the CAP of our PEOs serving during each year and the average CAP of the Company’s Non-PEO NEOs have steadily decreased. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price.

CAP vs. Net Income
Compensation Actually Paid (in thousands)
Company Net Income (in thousands)
$100,000
$75,000
$50,000
$25,000
$—
$(25,000)
$400,000
$320,000
$240,000
$160,000
$80,000
$74,842
$14,883
$13,577
$7,417
$(7,360)
$(3,540)
$221,609
$276,554
$359,919
2020
2021
2022
PEO CAP
Non-PEO NEOs Average CAP
Net Income

CAP and Adjusted Operating Income
As shown in the graph below, the Company’s Adjusted Operating Income has steadily increased while the CAP of our PEOs serving during each year and the average CAP of the Company’s Non-PEO NEOs have steadily decreased. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price.

CAP vs. Adjusted Operating Income
$100,000
$75,000
$50,000
$25,000
$—
$(25,000)
Compensation Actually Paid
(in thousands)
$1,500,000
$1,000,000
$500,000
Company Adjusted Operating Income
(in thousands)
$74,842
$14,883
$13,577
$7,417
$(7,360)
$(3,540)
$896,779
$1,068,456
$1,128,736
2020
2021
2022
PEO CAP
Non-PEO NEOs Average CAP
Adjusted Operating Income

Company TSR and Peer Group TSR

Company TSR vs. Peer Group TSR
Cumulative TSR
$250
$200
$150
$100
$50
$—
2019
2020
2021
2022
$100
$184
$147
$201
$161
$132
$51
Company TSR
Peer Group TSR

DIRECTOR COMPENSATION
Non-Employee Director Compensation Arrangements. The Compensation and Human Resources Committee of the Board has primary responsibility for establishing non-employee director compensation arrangements. In setting director compensation, the Compensation and Human Resources Committee is guided by the following principles:
•compensation should fairly pay directors for work required consistent with a company of Match Group’s size and scope;
•compensation should align directors’ interests with the long-term interests of stockholders; and
•the structure of the compensation program should be simple and transparent.
Arrangements in effect during 2022 provided that: (i) each non-employee member of the Board receive an annual retainer fee in the amount of $50,000, (ii) the Chairperson of the Board receive an additional annual retainer fee in the amount of $80,000, (iii) each member of the Audit, Compensation and Human Resources, and the Nominating and Corporate Governance Committees (including their respective Chairpersons) receive an additional annual retainer fee in the amount of $10,000, $5,000 and $5,000, respectively, and (iv) the Chairpersons of each of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees receive an additional annual Chairperson retainer fee in the amount of $20,000, $20,000 and $15,000, respectively, with all amounts being paid quarterly, in arrears.
In addition, these arrangements also provided that each non-employee director receive an award of Match Group RSUs with a dollar value of $250,000 (based on the closing price of Match Group’s common stock on the grant date) upon their initial election or appointment to the Board and annually thereafter on the date of Match Group’s annual meeting of stockholders (unless such non-employee director does not serve as a director of Match Group following such annual meeting of stockholders). The terms of these RSU awards provide for: (i) beginning with awards granted in 2022, vesting in full on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service to Match Group and its subsidiaries and (iii) full acceleration of vesting upon a change in control of Match Group (“Director RSU Award”). Match Group also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at Board and Board committee meetings.
Deferred Compensation Plan for Non-Employee Directors. Under the Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their Board and Board committee retainer fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of Match Group common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Match Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director leaves the Board, they will receive: (i) with respect to share units, the number of shares of Match Group common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are made in one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election, and otherwise in accordance with the plan. As a result of each of Joseph Levin and Ryan Reynolds leaving the Board during 2022, each of them received a lump sum distribution from their deferred compensation accounts in early 2023.

2022 Non-Employee Director Compensation. The table below sets forth information concerning the compensation paid to each of our non-employee directors for services performed during 2022. For information concerning compensation paid to Ms. Dubey for non-employee director services performed during 2022 following her resignation as Chief Executive Officer of the Company, see Executive Compensation—2022 Summary Compensation Table above.

	Fees Earned
Name	Fees Paid in Cash	Fees Deferred(1)	Stock Awards(2)	Total
Stephen Bailey	$60,000	—	$249,942	$309,942
Melissa Brenner	$55,000	—	$249,942	$304,942
Joseph Levin(3)	—	$37,500	$460,639	$498,139
Ann L. McDaniel	$80,000	—	$249,942	$329,942
Thomas J. McInerney	$140,000	—	$249,942	$389,942
Wendi Murdoch	$35,000	$35,000	$249,942	$319,942
Ryan Reynolds(4)	—	$21,978	—	$21,978
Glenn H. Schiffman	—	$50,000	$249,942	$299,942
Pamela S. Seymon	$55,000	—	$249,942	$304,942
Alan G. Spoon	$85,000	—	$249,942	$334,942
______________________
(1)    Represents the dollar value of fees deferred in the form of share units by the respective director under the Director Deferred Compensation Plan.
(2)    Except as described in footnote (3) below, reflects the grant date fair value of Director RSU Awards, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of the Director RSU Awards is calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date. As of December 31, 2022, our non-employee directors serving as of such date held the following number of RSUs in the aggregate:

Name	Outstanding RSUs (#)
Stephen Bailey	4,923
Melissa Brenner	4,923
Ann L. McDaniel	4,923
Thomas J. McInerney	4,923
Wendi Murdoch	4,923
Glenn H. Schiffman	4,815
Pamela S. Seymon	4,923
Alan G. Spoon	4,923
In addition to the RSUs listed above, as a result of the transactions effected to separate Match Group from IAC in June 2020, as of December 31, 2022, Mr. Schiffman held 246,432 Match Group stock options issued in respect of IAC stock options previously granted as part of his compensation by IAC and unrelated to his service as a director of Match Group. For information concerning equity awards held by Ms. Dubey as of December 31, 2022, see Executive Compensation—Outstanding Equity Awards at 2022 Fiscal Year-End above.
(3)    Mr. Levin resigned as a member of the Board effective September 30, 2022. In connection with Mr. Levin's resignation, the Compensation and Human Resources Committee of the Board approved the vesting on an accelerated basis of 4,923 RSUs held by Mr. Levin as of the effective resignation date, which constituted all RSUs scheduled to vest at any time through December 31, 2023, resulting in incremental fair value recognized under GAAP that is reported for 2022. The amount reflected for Mr. Levin under "Stock Awards" represents the grant date fair value of his Director RSU Award granted in 2022 and the incremental fair value of the RSUs vesting on September 30, 2022 on an accelerated basis, which was $210,697.
(4)    Mr. Reynolds did not stand for re-election at the Match Group 2022 Annual Meeting of Stockholders. As a result, his term as a member of the Board ended on June 8, 2022.

Stock Ownership Guidelines. In January 2022, Match Group adopted stock ownership guidelines pursuant to which each non-employee director is required to own a number of shares of Match Group common stock having an aggregate value equal to at least five times the non-employee director’s annual cash retainer fee (but not including any Board chairperson or Board committee member or chairperson compensation). Non-employee directors are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) the individual’s first election or appointment to the Board. For additional information regarding the terms of the stock ownership guidelines, see the discussion under the heading Stock Ownership Guidelines in the Compensation Discussion and Analysis section of this proxy statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents, as of April 24, 2023, information relating to the beneficial ownership of Match Group common stock by: (1) each person known by Match Group to own beneficially more than 5% of the outstanding shares of Match Group common stock, (2) each director (including each director nominee), (3) each named executive officer and (4) all current directors and executive officers of Match Group as a group. As of April 24, 2023, there were 278,455,869 shares of Match Group common stock outstanding.
Unless otherwise indicated, the beneficial owners listed below may be contacted at Match Group’s corporate headquarters located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. For each listed person, the number of shares of Match Group common stock and percent of such class listed assumes the exercise of any Match Group stock options owned by such person that are or will become exercisable, and the vesting of any other Match Group equity awards that will vest, within 60 days of April 24, 2023, but does not assume the exercise or vesting of any such equity awards owned by any other person.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Shares
BlackRock, Inc.	33,859,122	(1)	12.2%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	30,896,861	(2)	11.1%
100 Vanguard Blvd.
Malvern, PA 19355
Edgewood Management LLC	15,879,491	(3)	5.7%
600 Steamboat Road, Suite 103
Greenwich, CT 06830
Stephen Bailey	5,726	(4)	*
Melissa Brenner	5,726	(4)	*
Sharmistha Dubey	364,554	(5)	*
Philip D. Eigenmann	31,431	(6)	*
Bernard Kim	48,028	(7)	*
Ann L. McDaniel	20,451	(4)	*
Thomas J. McInerney	336,569	(4)	*
Wendi Murdoch	5,226	(4)	*
Glenn H. Schiffman	261,840	(8)	*
Pamela S. Seymon	74,698	(4)	*
Jared F. Sine	113,494	(9)	*
Alan G. Spoon	290,841	(10)	*
Gary Swidler	452,038	(11)	*
All current executive officers and directors as a group (13 persons)	2,010,622	(12)	*
______________________
*    The percentage of shares beneficially owned does not exceed 1% of the class.
(1)    Based upon information regarding Match Group holdings reported by way of Amendment No. 3 to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2023. BlackRock beneficially owns the Match

Group holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting power and sole dispositive power over 31,186,511 and 33,859,122 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(2)    Based upon information regarding Match Group holdings reported by way of Amendment No. 11 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2023. Vanguard beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has shared voting power, sole dispositive power and shared dispositive power over 414,054, 29,718,780 and 1,178,081 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(3)    Based upon information regarding Match Group holdings reported by way of Amendment No. 1 to a Schedule 13G filed by Edgewood Management LLC (“Edgewood”) with the SEC on February 14, 2023. Edgewood beneficially owns the Match Group holdings disclosed in the table above in its capacity as the investment manager of the investment funds or accounts which own such securities. Edgewood has sole voting power and sole dispositive power over 15,595,323 and 15,879,491 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(4)    Consists of shares of Match Group common stock held directly by each individual and 3,538 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 24, 2023, subject to continued service.
(5)    Consists of shares of Match Group common stock held directly by Ms. Dubey and 58,309 vested options to purchase Match Group common stock.
(6)    Consists of shares of Match Group common stock held directly by Mr. Eigenmann and 21,994 vested options to purchase Match Group common stock.
(7)    Consists of 17,061 shares of Match Group common stock held by The Bernard and Melissa Kim Living Trust, with respect to which Mr. Kim has shared voting and investment power, and 30,967 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 24, 2023, subject to continued service.
(8)    Consists of shares of Match Group common stock held directly by Mr. Schiffman, 246,432 vested options to purchase Match Group common stock and 3,538 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 24, 2023, subject to continued service.
(9)    Consists of shares of Match Group common stock held directly by Mr. Sine, 86,005 shares of Match Group common stock held by the Sine Family Trust, with respect to which Mr. Sine has shared voting and investment power, and 27,152 vested options to purchase Match Group common stock.
(10)    Consists of shares of Match Group common stock held directly by Mr. Spoon, 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family and as to which Mr. Spoon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 3,538 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 24, 2023, subject to continued service.
(11)    Consists of shares of Match Group common stock held directly by Mr. Swidler and 252,816 vested options to purchase Match Group common stock.
(12)    Consists of (i) shares of Match Group common stock held directly by each individual, (ii) 17,061 shares of Match Group common stock held by The Bernard and Melissa Kim Living Trust as noted above, (iii) 86,005 shares of Match Group common stock held by the Sine Family Trust as noted above, (iv) 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family as noted above, (v) 606,703 vested options to purchase Match Group common stock and (vi) 59,271 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the next 60 days, subject to the respective holder’s continued service.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and certain of the Company’s officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2022, except that each of Ms. Murdoch and Messrs. Levin, Reynolds and Schiffman filed one late Form 4 disclosing one transaction.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review of Related Person Transactions
The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, consistent with the Marketplace Rules, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act (“Item 404”). During 2022, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of “transaction” set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with Match Group and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms’ length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to Match Group and/or the related person and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.
Transactions with Related Persons
On June 30, 2020, the companies formerly known as Match Group, Inc. (referred to as “Former Match Group”) and IAC/InterActiveCorp (referred to as “Former IAC”) completed the separation of the Company from IAC through a series of transactions that resulted in two, separate public companies—(1) Match Group, which consists of the businesses of Former Match Group and certain financing subsidiaries previously owned by Former IAC, and (2) IAC, consisting of Former IAC’s businesses other than Match Group (the “Separation”). Pursuant to Item 404, IAC was considered a related person with respect to the Company for fiscal 2022 by virtue of Mr. Levin's position as Chief Executive Officer of IAC. Mr. Levin resigned as a member of the Board effective September 30, 2022.
Relationship with IAC after the Separation
At the closing of the Separation, the Company entered into certain agreements with IAC to govern the relationship between the Company and IAC following the Separation. These agreements, in certain cases, supersede the agreements entered into between Former Match Group and Former IAC in connection with Former Match Group’s initial public offering in November 2015 (the “IPO Agreements”) and include: a transition services agreement, an amended and restated employee matters agreement, and a tax matters agreement. The IPO Agreements that were not superseded were terminated at closing of the Separation.
Transition Services Agreement. Pursuant to the transition services agreement, we provide certain services to IAC that Former Match Group previously provided to Former IAC. The costs charged to IAC are generally determined based on the actual costs incurred by us in providing such services. During 2022, IAC paid us $20.6 million pursuant to the transition services agreement.
Employee Matters Agreement. Pursuant to the amended and restated employee matters agreement with IAC, we reimburse IAC for the cost of any IAC equity awards held by Match Group’s employees and former employees upon exercise or vesting. During 2022, we paid IAC $0.1 million for the cost of IAC equity awards held by Match Group employees upon vesting.
Tax Matters Agreement. Pursuant to the tax matters agreement, we and IAC are responsible for certain tax liabilities and obligations following the transfer by Former IAC (i) to us of certain assets and liabilities of, or related to, the businesses of Former IAC (other than Former Match Group), and (ii) to holders of Former IAC common stock and Former IAC Class B common stock, as a result of the reclassification and mandatory exchange of certain series of Former IAC exchangeable preferred stock (collectively, the “IAC Distribution”). Under the tax matters agreement, IAC generally is responsible for, and has agreed to indemnify us against, any liabilities incurred as a result of the failure of the IAC Distribution to qualify for the intended tax-free treatment unless, subject to certain exceptions, the failure to so qualify is attributable to our actions or failure to act, our breach of certain representations or covenants or certain acquisitions of Match Group equity securities, in each case, described in the tax matters agreement (a “Match fault-based action”). If the failure to so qualify is attributable to a Match fault-based action, we will be responsible for liabilities incurred as a result of such failure and will indemnify IAC against such liabilities so incurred by IAC or its affiliates.
Under the tax matters agreement, as of December 31, 2022, Match Group is obligated to remit to IAC $0.9 million of expected state tax refunds relating to tax years prior to the Separation. Additionally, IAC is obligated to indemnify Match Group for IAC’s share of tax liabilities related to various periods prior to the Separation. As of December 31, 2022, we estimated IAC’s share of these tax liabilities to be approximately $3.3 million.
Transaction Agreement. The Separation was effected pursuant to a transaction agreement entered into between Former Match Group and Former IAC as of December 19, 2019, and amended as of April 28, 2020, and further amended as of June 22, 2020. The transaction agreement provides that each of Match Group and IAC will indemnify, defend and hold harmless the other party from and against any liabilities arising out of: (i) any asset or liability allocated to such party or the other members of such party’s group under the transaction agreement or the businesses of such party’s group after the closing of the Separation; (ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of such party’s group contained in the transaction agreement that survives the closing of the Separation or is contained in any ancillary agreement; and (iii) any untrue or misleading statement or alleged untrue or misleading statement of a material fact or omission, with respect to information contained in or incorporated into the registration statement or the joint proxy statement/prospectus filed with the SEC in connection with the Separation.
Office Lease. In 2020, we entered into a lease of office space to IAC in a building owned by Match Group in Los Angeles. The term of the lease ended in 2022. During 2022, IAC paid us $0.1 million pursuant to the lease.
ANNUAL REPORTS
Upon written request to the Corporate Secretary, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Match Group will provide without charge to each person solicited a printed copy of Match Group’s 2022 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://ir.mtch.com. Match Group will furnish requesting stockholders with any exhibit to its 2022 Annual Report on Form 10-K upon payment of a reasonable fee.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION AT THE 2024 ANNUAL MEETING
Eligible stockholders who intend to have a proposal considered for inclusion in Match Group’s proxy materials for presentation at the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary, no later than January 2, 2024. Stockholder proposals submitted for inclusion in Match Group’s proxy materials must be made in accordance with the provisions of Rule 14a-8 under the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2024 Annual Meeting of Stockholders under our bylaws are required to provide notice of such proposal or nomination in writing, and otherwise in compliance with the applicable requirements in our bylaws, to Match Group’s Secretary at its corporate headquarters no earlier than February 23, 2024, and no later than March 24, 2024. In addition to the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice as required by, and in compliance with, certain provisions of Rule 14a-19 under the Exchange Act to Match Group at its corporate headquarters no later than April 23, 2024.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of proxy materials stockholders receive and reduces printing and mailing costs. Only one set of our printed proxy materials will be sent to stockholders eligible for householding unless contrary instructions have been provided.
Once you have received notice that your broker or Match Group will be householding your proxy materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate set of our printed proxy materials by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central

Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com. Upon request, Match Group undertakes to deliver such materials promptly.
If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our proxy materials, please notify your broker if you hold your shares in street name or Match Group if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 22, 2023.
This proxy statement and the 2022 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 1, 2023.

MatchGroup

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MATCH GROUP, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Sharmistha Dubey	☐	☐	☐
1b. Ann L. McDaniel	☐	☐	☐
1c. Thomas J. McInerney	☐	☐	☐

	For	**Against**	**Abstain**
2. To approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Match Group, Inc.'s independent registered public accounting firm for 2023.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Match Group, Inc.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 24, 2023
Date: June 22, 2023 **Time:** 4:30 p.m. Eastern Time
Location: The Offices of Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Upon arrival, please present this admission ticket and valid government-issued photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V17523-P91599

Match Group, Inc.
Annual Meeting of Stockholders
June 22, 2023, 4:30 p.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Match Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints each of Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Match Group, Inc. to be held on June 22, 2023 at 4:30 p.m. Eastern Time, at The Offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Continued and to be signed on reverse side